Exhibit 2.1

PURCHASE AND SALE AGREEMENT

BY AND AMONG

R.E. GAS DEVELOPMENT, LLC,

MFC DRILLING, INC.,

AND

ABARTA OIL & GAS CO., INC.,

AS SELLER,

AND

ANTERO RESOURCES CORPORATION,

AS BUYER

*** Text omitted and filed separately with the Securities and Exchange Commission.  Confidentiality Treatment Request Pursuant to Rule 24b-2 of the Securities and Exchange Act of 1934, as Amended.

SJ# 7336511

US-DOCS\72990703.18

i

US-DOCS\72990703.18

ii

US-DOCS\72990703.18

iii

US-DOCS\72990703.18

APPENDICES, EXHIBITS AND SCHEDULES

APPENDICES

Appendix A	Definitions
Appendix B	Knowledge Persons

EXHIBITS

Exhibit A	Leases
Exhibit B	Wells
Exhibit C	Units
Exhibit D	Surface Rights
Exhibit E	Equipment
Exhibit F	Form of Assignment and Bill of Sale
Exhibit G	South Area Assets
Exhibit H	Form of Capstone Amendment
Exhibit I	Form of JV Termination Agreement
Exhibit J	Excluded Assets
Exhibit K	Form of Escrow Agreement

SCHEDULES

Schedule 3.3	Permitted Encumbrances
Schedule 5.6	Actions
Schedule 5.7	Compliance with Laws
Schedule 5.8	Governmental Authorizations
Schedule 5.9(a)	Preference Rights
Schedule 5.9(b)	Consents
Schedule 5.10(c)	Expiring Leasehold Rights
Schedule 5.11	Surface Restrictions
Schedule 5.12	Payment of Royalties and Rentals
Schedule 5.13	Material Contracts
Schedule 5.14	Taxes and Expenses
Schedule 5.15	Hydrocarbon Sales
Schedule 5.16	Wells
Schedule 5.17	Payout Status
Schedule 5.18	Imbalances
Schedule 5.19	Insurance
Schedule 5.21	Environmental Matters
Schedule 5.23	Overriding Royalty Interests to be Released at Closing
Schedule 5.24	Outstanding Capital Commitments
Schedule 5.25	Drilling Commitments
Schedule 5.27	Bonds, etc.
Schedule 5.28	Midstream Dedications

[Other than Appendix A, the appendices, exhibits, and schedules have been omitted pursuant to Item 601(b)(2).  The register undertakes to furnish supplemental copies of any omitted appendix, exhibit, or schedule to the Securities and Exchange Commission upon request.]

US-DOCS\72990703.18

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (this “Agreement”) is executed on January 3, 2017, by and among R.E. Gas Development, LLC, a Delaware limited liability company (“Rex”), MFC Drilling, Inc., an Ohio corporation (“MFC”) and ABARTA Oil & Gas Co., Inc., a Delaware corporation (“ABARTA”, and together with Rex and MFC, collectively, “Seller”), and Antero Resources Corporation, a Delaware corporation (“Buyer”).  Seller and Buyer are collectively referred to herein as the “Parties” and individually referred to as a “Party.”

Capitalized terms used in this Agreement shall have the meanings ascribed to them in Appendix A to this Agreement or as such terms are otherwise identified and/or defined in this Agreement.

RECITALS

WHEREAS, Seller is the owner of the Assets (as defined below), which are located in Guernsey, Belmont and Noble Counties, Ohio; and

WHEREAS, Seller agrees to sell, and Buyer agrees to purchase, the Assets under the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and of the mutual promises, representations, warranties, covenants, conditions and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound by the terms hereof, agree as follows:

ARTICLE 1
PURCHASE AND SALE

Section 1.1Purchase and Sale.  At the Closing, and upon the terms and subject to the conditions of this Agreement, Seller agrees to sell, assign, transfer, grant and convey all of its right, title and interest in and to the Assets to Buyer and Buyer agrees to accept, receive and pay for the Assets as provided for herein.  Notwithstanding anything contained herein to the contrary, Buyer shall not purchase or otherwise acquire any interest in the Excluded Assets pursuant to this Agreement.

Section 1.2Assets. “Assets” means all of Seller’s right, title, interest and estate, real or personal, recorded or unrecorded, movable or immovable, tangible or intangible, in and to the following, excluding, however, the Excluded Assets:

(a)All of the oil and gas leases; subleases and other leaseholds; carried interests; mineral fee interests; overriding royalty interests; reversionary rights, farmout rights; options; and other properties and interests set forth on Exhibit A (excluding the Excluded Assets, collectively, the “Leases”), together with each and every kind and character of right, title, claim, and interest that Seller has in and to the Leases, the lands covered by the Leases or the lands pooled, unitized, communitized or consolidated therewith (all such rights and interests and lands associated therewith, the “Lands” are hereinafter referred to as the “Leasehold Rights”);

US-DOCS\72990703.18

(b)All Hydrocarbons, water, CO2, disposal or injection wells (i) listed on Exhibit B attached hereto (whether or not located on the Lands) or (ii) located on the Lands (collectively, the “Wells”);

(c)Any pools or units which include any portion of the Lands or all or a part of any Leases or any Wells, including those pools or units shown on Exhibit C (the “Units”, such Units together with the Leases, Lands and Wells, or in cases when there is no Unit, the Leases together with the Lands and Wells, being hereinafter referred to collectively as the “Properties” and individually as a “Property”);

(d)All contracts, agreements and instruments (i) to which Seller is a party (or is a successor or assign of a party), (ii) to the extent that such contracts bind or burden the Assets or Seller with respect to the Assets and (iii) that will be binding on Buyer after Closing, including operating agreements, unitization, pooling and communitization agreements, declarations and orders, farmin and farmout agreements, water rights agreements, exploration agreements, area of mutual interest agreements, participation agreements, exchange agreements, transportation or gathering agreements, agreements for the sale and purchase of Hydrocarbons and processing agreements, fractionation agreements and further including those agreements and instruments identified on Schedule 5.13 (hereinafter collectively referred to as the “Contracts”), provided that “Contracts” shall exclude (x) any master service agreements, and (y) the instruments constituting the Leases and Surface Rights;

(e)All easements, permits, licenses, servitudes, rights-of-way, surface leases and other surface rights and Governmental Authorizations appurtenant to, or used or held for use in connection with, the Properties or other Assets, including those identified on Exhibit D (hereinafter collectively referred to as the “Surface Rights”);

(f)All equipment, machinery, fixtures and other tangible personal property and improvements located on the Properties or other Assets and used or held for use in connection with the operation of the Properties or other Assets, including any wells, tanks, boilers, buildings, fixtures, injection facilities, saltwater disposal facilities, compressors, compression facilities, water facilities, pumping units and engines, well pads, flow lines, pipelines, water lines, gathering systems, gas and oil treating facilities, water impoundments and other water infrastructure, machinery, power lines, telephone and telegraph lines, roads, and other appurtenances, improvements and facilities, but excluding the items expressly identified on Exhibit E (subject to such exclusions, the “Equipment”);

(g)All Hydrocarbons produced from or attributable to the Properties from and after the Effective Time; and all inventories of Hydrocarbons produced from or attributable to the Properties that are in storage in tanks or pipelines at the Effective Time;

(h)All Imbalances;

(i)All monies being held in suspense with respect to production of Hydrocarbons from any of the Assets by Seller or any Affiliate of Seller;

(j)All Lease files; Land files; Well files; Contract and Surface Right files; division order files; abstracts; title opinions; land surveys; logs; maps; engineering data and reports; and

US-DOCS\72990703.18

files and all other books, records, data, files, maps, accounting records and Asset Tax records, in each case to the extent related to the Assets, or used or held for use in connection with the maintenance or operation thereof, but excluding the Excluded Records; provided, however, that, subject to Seller’s obligations under Section 12.19, Seller shall be entitled to retain copies of any such records at its expense (the “Records”);

(k)All proprietary and non-proprietary geophysical, seismic and related technical data, all well logs, all data, core and fluid samples and other engineering, geological or geophysical studies (including seismic data, studies and information), and all proprietary or confidential geologic, seismic geophysical data (including any interpretations of any of the foregoing or any interpretive data of any kind), and other similar information and records, in each case only to the extent that such data and records (i) are transferable without payment of a fee or other penalty to any Third Party under any Contract (unless Buyer has separately agreed in writing to pay such fee or other penalty), and (ii) primarily relate to the Leases, Wells, Units or other Assets or cover any portion of the Lands; and

(l)To the extent assignable, all rights, claims and causes of action and rights to enforce Encumbrances to the extent, and only to the extent, that such rights, claims or causes of action (i) are attributable to the period from and after the Effective Time or (ii) are attributable to the period prior to the Effective Time and any obligations assumed by Buyer hereunder; provided that, at Buyer’s request, Seller shall use its reasonable efforts to enforce, for the benefit of Buyer, at Buyer’s cost and expense, any right, claim or cause of action that would otherwise be transferred hereunder but is not assignable.

Section 1.3Effective Time; Proration of Costs and Revenues.

(a)Possession of the Assets shall be transferred from Seller to Buyer at the Closing, but certain financial benefits and obligations of the Assets shall be transferred effective as of 7:00 A.M. Eastern Time, on October 1, 2016 (the “Effective Time”), as further set forth in this Agreement.

(b)Subject to Buyer’s remedies for indemnification pursuant to Section 11.1(a) and without duplication of any amounts accounted for in the adjustments to the Consideration made hereunder, effective upon Closing (x) Buyer shall be entitled to all production from or attributable to the Assets at and after the Effective Time (and all products and proceeds attributable thereto), and to all other income, proceeds, receipts and credits (excluding the adjusted Consideration and all other consideration due to Seller hereunder) earned with respect to the Assets at or after the Effective Time and shall be responsible for all Property Costs attributable to the Assets at or after the Effective Time, and (y) Seller shall be entitled to all production from or attributable to the Properties prior to the Effective Time (and all products and proceeds attributable thereto), and to all other income, proceeds, receipts and credits earned with respect to the Assets prior to the Effective Time and shall be responsible for all Property Costs attributable to Assets prior to the Effective Time.  “Earned” and “incurred”, as used in this Agreement, shall be interpreted in accordance with GAAP and Council of Petroleum Accountants Society (“COPAS”) standards, as implemented by Seller in the ordinary course of business consistent with past practice, subject to Section 1.3(c).  For purposes of allocating production (and accounts receivable with respect thereto) under this Section 1.3(b), (i) liquid

US-DOCS\72990703.18

Hydrocarbons shall be deemed to be “from or attributable to” the Leases, Units and Wells when they pass through the pipeline connecting into the storage facilities into which they are transported from the lands covered by the applicable Lease, Unit or Well, or if there are no storage facilities, when they pass through the LACT meter or similar meter at the entry point into the pipelines through which they are transported from such lands and (ii) gaseous Hydrocarbons shall be deemed to be “from or attributable to” the Leases, Units and Wells when they pass through the delivery point sales meters or similar meters at the entry point into the pipelines through which they are transported from such lands.  Seller shall utilize reasonable interpolative procedures to arrive at an allocation of production when exact meter readings or gauging and strapping data is not available.

(c)As used herein, “Property Costs” means, determined without duplication, (i) all costs attributable to the ownership or operation of the Assets (including prepaid costs or deposits, but excluding any Taxes), (ii) capital expenditures incurred in the ownership or operation of the Assets in the ordinary course of business (but subject to Section 7.5 and Section 7.6), (iii) where applicable, such costs and capital expenditures charged in accordance with the relevant operating agreement, unit agreement, pooling agreement, pre-pooling agreement, pooling order or similar instrument, and (iv) overhead costs charged to Seller under any applicable operating agreement, unit agreement, pooling agreement, pre-pooling agreement, pooling order or similar instrument; provided, that “Property Costs” shall not include (A) any costs or expenses incurred by Seller to cure any Title Defect, Environmental Defect or breach of any of Seller’s representations, warranties or covenants contained in this Agreement, (B) any costs associated with any hedge or swap agreement relating to the Assets, and (C) any Liabilities attributable to (1) personal injury, illness or death, property damage, torts, breach of contract or non-compliance or violation of any Law, (2) obligations to plug and abandon wells and dismantle or decommission facilities, (3) obligations with respect to Imbalances, (4) obligations to pay royalties, overriding royalties or other interest owners’ revenues or proceeds attributable to sales of Hydrocarbons relating to the Assets, including funds held in suspense, (5) any Liabilities for which Seller is required to indemnify, defend or hold harmless any Buyer Indemnified Person pursuant to Section 11.1(a) or any agreement to be executed in connection herewith, or (6) claims for indemnification or reimbursement from any Third Party with respect to costs of the types described in the preceding clauses (1) through (5), whether such claims are made pursuant to contract or otherwise.

ARTICLE 2
CONSIDERATION

Section 2.1Consideration Due at Closing.  The consideration due from Buyer at the Closing (the “Consideration”) shall be $50,000,000, and shall be adjusted as provided in Section 2.3, Article 3 or elsewhere in this Agreement.  The aggregate Net Mineral Acres attributable to the Assets shown in Exhibit A is 6,328 (“Initial Net Mineral Acres”), which amount is subject to adjustment of actual Net Mineral Acres as determined by the Parties pursuant to Article 3 hereof.

Section 2.2Allocated Values; Allocation of Consideration.  Concurrent with the execution of this Agreement, Buyer and Seller will agree upon an allocation of the unadjusted Consideration among each of the Assets.  Such allocation of value with respect to each Asset is set forth in Exhibit A and Exhibit B.  The “Allocated Value” of any Asset equals the portion of the unadjusted Consideration allocated to such Asset on Exhibit A and Exhibit B. On or prior to

US-DOCS\72990703.18

the date that is 90 days after the Closing Date, Buyer will provide to Seller an allocation of the Consideration, as determined pursuant to this Section 2.2 and as adjusted pursuant to Section 2.3, and such other consideration required to be taken into account among the Assets transferred as of the Closing Date in accordance with Section 1060 of the Code and the Treasury Regulations thereunder (the “Asset Allocation”).  Buyer and Seller shall file timely any forms and statements required under U.S. federal or state income Tax laws (including IRS Form 8594) consistent with such Asset Allocation.  The Asset Allocation shall be revised to take into account subsequent adjustments to the Consideration or such other consideration, in the manner provided by Section 1060 of the Code and the Treasury Regulations thereunder.  Buyer and Seller shall not file any Tax Return or otherwise take any position with respect to Taxes which is inconsistent with such Asset Allocation, except as required by applicable Law.

Section 2.3Adjustments to Consideration.  The Consideration for the Assets shall be adjusted as follows (with such adjustments being made so as not to give duplicative effect to any other adjustment or payment provided for in this Agreement):

(a)Reduced by the aggregate amount of proceeds received by Seller or its Affiliates earned from the sale of Hydrocarbons (net of any royalties, overriding royalties or other burdens on or payable out of production and any production, severance, sales, excise or similar Taxes not reimbursed to Seller by the purchaser of production) produced from or attributable to the Properties during the period on and after the Effective Time;

(b)Subject to Section 3.4(h), reduced by the applicable Title Defect Amount as a result of Title Defects for which the Title Defect Amount has been finally determined or agreed pursuant to Section 3.4(c)(i);

(c)Reduced by the Allocated Value (or applicable portion thereof) of any Title Defect Property retained by Seller pursuant to Section 3.4(c)(ii);

(d)Reduced by (i) the Allocated Values (or the applicable portion thereof) of any Assets excluded by the Parties pursuant to Section 3.5(a)(iii);

(e)Reduced by the Allocated Value (or the applicable portion thereof) of any Assets excluded by the Parties pursuant to Section 3.6;

(f)Reduced by the applicable Environmental Defect Amount as a result of Environmental Defects for which the Environmental Defect Amount has been finally determined or agreed pursuant to Section 4.3(a)(i);

(g)Reduced by the Allocated Value of any Asset retained by Seller (i) pursuant to Section 4.3(a)(ii) or (ii) pursuant to Section 4.3 as a result of the election by a Party to remove such Asset from the transaction because such Environmental Defect Amount exceeds the Allocated Value of such Asset;

(h)Reduced by the amount of all Property Costs attributable to the ownership and operation of the Assets that are incurred prior to the Effective Time and paid by Buyer, and the amount of all prepaid Property Costs (including cash calls and advances to

US-DOCS\72990703.18

operators for expenses), except any Property Costs and other such costs already deducted in the determination of proceeds in Section 2.3(a);

(i)Increased by the amount equal to the value of all of Seller’s inventories of Hydrocarbons produced from or attributable to the Properties prior to the Effective Time or that are in storage above the load line or pipeline connection, as applicable, as of immediately prior to the Effective Time (which value shall be computed using the actual contract price as of the Effective Time as if such Hydrocarbons had been sold as of such time), less any applicable production, severance, sales or excise Taxes, overriding royalties, royalties and similar burdens on or payable out of production paid by, and not reimbursed to, Buyer; provided, however, that the adjustment contemplated by this paragraph shall be only made to the extent that Seller does not receive the proceeds, or portion thereof, attributable to the sale of such Hydrocarbons;

(j)Increased by the amount of all Property Costs attributable to the ownership and operation of the Assets that are paid by Seller and incurred on or after the Effective Time, and the amount of all prepaid Property Costs (including cash calls and advances to operators for expenses) paid by Seller with respect to the ownership or operation of the Assets and attributable to the period on or after the Effective Time, except any Property Costs and other such costs already deducted in the determination of proceeds in Section 2.3(a);

(k)Decreased by the amount of all proceeds, if any, that are held in suspense by Seller as of the Closing Date and that relate to the Assets;

(l)Increased by the amount of all Asset Taxes prorated to Buyer in accordance with Section 7.13 but paid or payable by Seller (excluding, for the avoidance of doubt, any Asset Taxes that were withheld or deducted from the gross amount paid or payable to Seller in connection with a transaction to which Section 2.3(a) applies, and therefore were taken into account in determining the “proceeds received” by Seller for purposes of applying Section 2.3(a) with respect to such transaction);

(m)Reduced by the amount of all Asset Taxes prorated to Seller in accordance with Section 7.13 but paid or payable by Buyer (excluding, for the avoidance of doubt, any Asset Taxes that were withheld or deducted from the gross amount paid or payable to Buyer in connection with a transaction to which Section 2.3(i) applies); and

(n)Reduced by $***, in respect of the amount of Imbalances associated with the Assets as of the Effective Time.

ARTICLE 3
TITLE MATTERS

Section 3.1Seller’s Title. Except for Buyer’s rights upon a breach by Seller of any of its representations or warranties contained in Article 5 or a breach of Seller’s obligations under the special warranty of title set forth in the Assignment, (a) Seller makes no warranty or representation, express, implied, statutory or otherwise, with respect to Seller’s title to any of the Assets, and (b)

US-DOCS\72990703.18

Buyer hereby acknowledges and agrees that Buyer’s sole remedies for any defect of title, including any Title Defect, with respect to any of the Assets shall be as provided in this Article 3.

Section 3.2Definition of Defensible Title.

(a)As used in this Agreement, the term “Defensible Title” means such record and equitable title of Seller with respect to the Leasehold Rights and Wells that, except for and subject to Permitted Encumbrances:

(i)Entitles Seller to receive a share of the Hydrocarbons produced, saved and marketed from the Leasehold Rights and Wells throughout the duration of the productive life of such Leasehold Rights and Wells (after satisfaction of all royalties, overriding royalties, net profits interests or other similar burdens paid to third parties on or measured by production of Hydrocarbons, hereinafter “Net Revenue Interest”) of not less than the Net Revenue Interest set forth on Exhibit A or Exhibit B for such Leasehold Rights or Well, except for (A) decreases resulting from the establishment or amendment after the date of this Agreement of pools or units (1) specifically permitted under Section 7.8 in connection with the Capstone Leases or (2) caused by Buyer, in the event Buyer is operator of such Leasehold Rights or Well, or (B) as otherwise expressly identified on Exhibit A or Exhibit B, as applicable;

(ii)Obligates Seller to bear a percentage of the costs and expenses for the maintenance and development of, and operations relating to, any Leasehold Rights and Wells shown in Exhibit A or Exhibit B not greater than the Working Interest shown in Exhibit A or Exhibit B for such Leasehold Right or Well, without increase throughout the productive life of such Leasehold Right or Well except as stated in Exhibit A and Exhibit B and except increases that are accompanied by at least a proportionate increase in Seller’s Net Revenue Interest;

(iii)Entitles Seller to the Net Mineral Acres on a tract basis for the Leasehold Rights included in such tract as set forth in Exhibit A;

(iv)Is free and clear of Encumbrances or other Title Defects;

(v)Is free and clear of any drilling, operating or other limitations imposed by reason of a Coal Defect;

(vi)Includes all depths in the Utica/Point Pleasant Formation in the applicable area;

(vii)As to each Lease, has a remaining Primary Term of at least the term set forth for such Lease in Exhibit A and that will not expire prior to January 1, 2017; and

US-DOCS\72990703.18

(viii)As to each Lease that has a primary term that will expire on or after January 1, 2017, but prior to January 1, 2018, such Lease includes an option in favor of the lessee to extend, renew or otherwise continue the then-current Primary Term by payment of additional consideration, delivery of notice or other method other than the commencement of drilling operations or the production of Hydrocarbons (an “Extension Defect”).

(b)As used in this Agreement, the term “Title Defect” means any Encumbrance, irregularity, defect or other matter (including a discrepancy in Net Revenue Interest, Working Interest or Net Mineral Acres) in Seller’s title to or interest in a Leasehold Right or Well that alone, or in combination with other Title Defects related to such Leasehold Right or Well, causes Seller not to have Defensible Title in and to the Leasehold Rights or Wells shown in Exhibit A and Exhibit B as of the Closing Date; provided that, notwithstanding anything herein to the contrary, the following shall not be considered Title Defects:

(i)defects in the chain of title consisting of (i) the failure to recite marital status in a document; provided that such document is otherwise valid and enforceable against all parties and spouses subject thereto, (ii) the use of affidavits or similar instruments reflecting heirship to cure breaks in the chain of title, unless such affidavits are subject to any challenge or are otherwise insufficient, or (iii) omissions of estate proceedings with respect to any death occurring prior to January 1, 1970, unless, in each case, Buyer provides affirmative evidence that such failure may result in another Person’s superior claim of title to the relevant Lease;

(ii)defects arising out of lack of survey, unless a survey is expressly required by applicable Laws;

(iii)defects arising out of lack of corporate or other entity authorization in the public records, unless Buyer provides affirmative evidence that such corporate or other entity action may result in another Person’s superior claim of title to the relevant Lease;

(iv)defects that have been remedied pursuant to applicable Laws of limitations or prescription; provided that a final and nonappealable judgment has been rendered by a court of competent jurisdiction with respect thereto; provided further that Title Defects based upon claims arising under the Ohio Dormant Minerals Act shall be exclusively controlled by Section 3.2(c) below;

(v)defects based upon the exercise of any Preference Right;

(vi)defects based upon the terms of, or absence of any terms in, the Leases, including any obligations, qualifications, or limitations imposed on the lessee therein; provided that such terms or the absence thereof does not (A) reduce the Net Mineral Acres set forth on Exhibit A, (B) reduce the Net Revenue Interest set forth on Exhibit A or Exhibit B for such Leasehold Rights or Well, (C) increase the “Working Interest” shown in Exhibit A or Exhibit B for such Leasehold Right or Well, without a corresponding and proportionate increase in Seller’s Net Revenue Interest, or (D) adversely affect the

US-DOCS\72990703.18

ownership, operation, or use of such Leasehold Rights or Well, consistent with the manner in which the same are being currently developed or operated by Seller;

(vii)any Encumbrance or loss of title resulting from Seller’s conduct of business after the Execution Date pursuant to actions specifically required of Seller pursuant to this Agreement, including by Seller obtaining the Capstone Amendments pursuant to Section 7.8, and, as a result of such Capstone Amendments, decreasing the Net Revenue Interest under the Capstone Leases in connection therewith;

(viii)except with respect to any Leases dated prior to January 1, 2010 (and any Wells drilled on such Leases or the lands pooled or unitized therewith), defects arising from any Encumbrance created by a mineral owner, which has not been subordinated to the lessee’s interest, except to the extent the same is, as of the Closing, subject to any proceeding to enforce said Encumbrance;

(ix)defects based on references to lack of information in Seller’s file; provided that such information is reflected in the records of the applicable county; and

(x)other than any Coal Defect, defects based on the fact that a Third Party owns or controls the coal underlying the lands underlying any of the Leases.

For the avoidance of doubt, to the extent Seller does not own the entire depths in the Utica/Point Pleasant Formation located in the applicable area, such depths not owned by Seller shall be deemed to be subject to a Title Defect.

(c)For the avoidance of doubt, as to any Lease taken from the owner of a mineral interest that has been severed from the surface, if a “savings event” (as such term is interpreted in connection with the Ohio Dormant Mineral Act - Ohio Rev. Code Ann. §5301.56 (2006)) has not occurred within the 20 year period prior to the date of this Agreement, then notwithstanding that the applicable surface owner has not taken any action to file any affidavit of abandonment and has not taken any of the procedural steps to perfect its interest pursuant to the Ohio Dormant Mineral Act - Ohio Rev. Code Ann. §5301.56 (2006) or sent notice to the several mineral holder, the lack of such “savings event” shall be a Title Defect hereunder.

Section 3.3Definition of Permitted Encumbrances.  As used herein, the term “Permitted Encumbrances” means any or all of the following:

(a)Royalties and any overriding royalties, reversionary interests and other similar burdens on production to the extent (i) that such burdens arise from an agreement reservation or conveyance existing and filed of record in the applicable county records prior to the Effective Time, and (ii) that such burdens do not (A) reduce Seller’s Net Revenue Interest below the Net Revenue Interest set forth for such Leasehold Right or Well on Exhibit A or Exhibit B or Net Mineral Acres below that shown in Exhibit A or (B) increase Seller’s Working Interest above that shown in Exhibit A or Exhibit B without a corresponding and proportionate increase in the Net Revenue Interest;

(b)All leases, unit agreements, pooling agreements, operating agreements, farmout agreements, Hydrocarbon production sales contracts, division orders and other contracts,

US-DOCS\72990703.18

agreements and instruments applicable to the Leasehold Rights, to the extent that (i) such instruments do not (A) reduce Seller’s Net Revenue Interest below the Net Revenue Interest set forth for such Leasehold Right or Well on Exhibit A or Exhibit B or Net Mineral Acres below that shown in Exhibit A or (B) increase Seller’s Working Interest above that shown in Exhibit A or Exhibit B without a corresponding and proportionate increase in the Net Revenue Interest and (ii) such instruments do not adversely affect the use, ownership or operation of the Leasehold Rights;

(c)Third-party consent requirements and similar restrictions with respect to which waivers or consents are (i) obtained from the appropriate parties prior to Closing, or (ii) are routinely obtained after the closing of transactions of this nature;

(d)liens for Taxes or assessments not yet due or delinquent;

(e)All rights to consent by, required notices to, filings with or other actions by Governmental Bodies in connection with the sale or conveyance of the Leasehold Rights or Wells or interests therein if they are customarily obtained subsequent to the sale or conveyance;

(f)Excepting circumstances where such rights have already been triggered, conventional rights of reassignment arising upon final intention to abandon or release the Leasehold Rights or Wells, or any of them;

(g)Easements, rights-of-way, servitudes, permits, surface leases and other similar rights in respect of surface or other operations, including the rights of common owners, to the extent that they do not unreasonably interfere with the use, ownership or operation of the Leasehold Rights or Wells;

(h)All rights reserved to or vested in any Governmental Body to control or regulate any of the Leasehold Rights or Wells in any manner and all obligations and duties under all applicable Laws, rules and orders of any such Governmental Body or under any franchise, grant, license or permit issued by any such Governmental Body, including the right to terminate the same (except to the extent such right has been triggered prior to Closing), in each case, having jurisdiction over the Leasehold Rights or Wells;

(i)Any Encumbrance on or affecting the Leasehold Rights or Wells which is expressly assumed in writing, bonded or paid by Buyer at or prior to the Closing or which is discharged by Seller at or prior to the Closing;

(j)such Title Defects as Buyer has waived or is deemed to have waived pursuant to the terms of this Agreement;

(k)vendors’, carriers’, warehousemens’, repairmens’, mechanics’, workmens’, materialmens’, construction, or other like liens arising by operation of Law in the ordinary course of business or incident to the construction or improvement of any property in respect of obligations, in each case, which are not yet due;

(l)liens created under the terms of the Leases or Contracts, or by operation of Law, in respect of obligations that are not yet due, to the extent that (i) such liens do not (A) reduce

US-DOCS\72990703.18

Seller’s Net Revenue Interest in such Leases below the Net Revenue Interest set forth for such Leasehold Right or Well on Exhibit A or Exhibit B or Net Mineral Acres below that shown in Exhibit A or (B) increase Seller’s Working Interest in such Leases above that shown in Exhibit A or Exhibit B without a corresponding and proportionate increase in the Net Revenue Interest and (ii) such instruments do not adversely affect the use, ownership or operation of the Leasehold Rights;

(m)any lease taken and recorded prior in time to the applicable Lease, to the extent such lease has terminated or expired in accordance with its terms, regardless of whether a physical record of such termination or expiration has been publicly filed (unless a physical record of such termination or expiration is necessary in order to make such termination of expiration effective by Law or pursuant to the applicable lease);

(n)zoning and planning ordinances and municipal regulations;

(o)Any matters shown in Schedule 3.3; and

(p)Liens granted under applicable joint operating agreements for amounts not yet due.

Section 3.4Title Defect and Defect Adjustments.

(a)To assert a claim of a Title Defect, Buyer must deliver claim notices to Seller (each a “Title Defect Notice”) on or before 5:00 P.M. Mountain Time on *** (the “Defect Claim Date”).  Each Title Defect Notice shall be in writing and shall include (i) a description of the alleged Title Defect(s), (ii) the Leasehold Rights or Wells (or portions thereof) or other Assets (or portion thereof) affected by the Title Defect(s) (each a “Title Defect Property”), (iii) the Allocated Value of each Title Defect Property, (iv) supporting documents reasonably necessary for Seller (as well as any title attorney or examiner hired by Seller) to verify the existence of the alleged Title Defect(s), and (v) the amount by which Buyer reasonably believes the Allocated Value of each Title Defect Property is reduced by the alleged Title Defect(s) and the computations and information upon which Buyer’s belief is based. The failure of a Title Defect Notice to contain Clauses (i) through (v) shall not render such notice void and ineffective if it materially complies with the provisions hereof.  Notwithstanding any other provision of this Agreement to the contrary, but subject to Buyer’s rights upon a breach by Seller of its representations and warranties in Article 5 or a breach of Seller’s obligations under the special warranty of title set forth in the Assignment, Buyer shall be deemed to have waived its right to assert Title Defects for which Seller has not been given notice on or before the Defect Claim Date (provided, that, with respect any un-obtained Consents or exercised or un-expired Preference Rights, Buyer shall not be deemed to have waived its rights to claim such matters as Title Defects pursuant to Section 3.2(b)).  Notwithstanding the foregoing, the Parties acknowledge that (A) Buyer has submitted certain notices of Title Defects in writing to Buyer prior to the execution of this Agreement, (B) such notices shall be deemed to be valid Title Defect Notices for all purposes under his Agreement, and (C) Buyer shall not be deemed to have waived any such prior claimed Title Defects as a result of its failure to resubmit such claims to Seller after the Execution Date.

US-DOCS\72990703.18

(b)Seller shall have the right, but not the obligation, to attempt, at its sole cost and expense, to cure or remove at any time prior to the Title Defect Remedy Date (the “Cure Period”), any Title Defects of which it has been advised by Buyer or which it has disclosed in writing to Buyer.

(c)In the event that any Title Defect is not waived by Buyer or cured on or before the Closing, then subject to Seller’s right to cure or remedy such Title Defect at any time on or before the Title Defect Remedy Date, Seller and Buyer shall attempt to agree on all alleged Title Defects and Title Defect Amounts prior to the Closing; provided, that in the event that (A) the Parties are unable to mutually agree prior to Closing with respect to the existence of a Title Defect or the amount of Title Defect Amount with respect to a Title Defect Property (in which event the dispute shall be resolved pursuant to Section 3.4(e)), or (B) Seller elects to attempt to cure a Title Defect during the period after the Closing and prior to the Title Defect Remedy Date, then, in each case, such Title Defect Property shall be excluded from the Assets at Closing, and the Consideration shall be adjusted downward by the Allocated Value of such Asset; provided further, in the event the Parties agree as to the existence of the Title Defect and the Title Defect Amount and Seller elects not to attempt to cure such Title Defect, then Buyer shall select one of the following remedies for such Title Defect:

(i)reduce the Consideration by the Title Defect Amount determined pursuant to Section 3.4(d) or Section 3.4(e), and cause Seller to convey the Asset to Buyer at Closing and Buyer shall, subject to Section 11.1(a)(ii) and the special warranty of title set forth in the Assignment, assume all Liability relating to the applicable Title Defect;

(ii)cause Seller to retain the entirety of the Leasehold Rights or Wells or Assets that are subject to such Title Defect at Closing, and the Consideration shall be reduced by an amount equal to the Allocated Value of such Title Defect Property and such Asset shall be deemed to be an Excluded Asset; or

(iii)have Seller indemnify Buyer with respect to such Title Defect by an indemnity in form and substance satisfactory to the Parties, and cause Seller to convey the Asset to Buyer at Closing and no adjustment shall be made to the Consideration on account of the Title Defect(s) for the Title Defect Property.

(d)The adjustment to the Allocated Value of a Title Defect Property as a result of a Title Defect shall be the amount by which the Allocated Value of the Title Defect Property affected by such Title Defect is reduced as a result of the existence of such Title Defect and shall be determined in accordance with the following methodology, terms and conditions (the “Title Defect Amount”):

(i)if Buyer and Seller agree on the Title Defect Amount, that amount shall be the Title Defect Amount;

(ii)if the Title Defect is a lien, Encumbrance or other charge which is undisputed and liquidated in amount, then the Title Defect Amount shall be the undisputed and liquidated amount;

US-DOCS\72990703.18

(iii)if the Title Defect represents a discrepancy between (A) the Net Revenue Interest for any Title Defect Property and (B) the Net Revenue Interest set forth for such Leasehold Right or Well on Exhibit A or Exhibit B, then the Title Defect Amount shall be the product of the Allocated Value of such Title Defect Property multiplied by a fraction, the numerator of which is the amount representing the decrease in the Net Revenue Interest and the denominator of which is the Net Revenue Interest set forth for such Leasehold Right or Well on Exhibit A or Exhibit B.  For illustration purposes only, the calculation in this Section 3.4(d)(iii) is as follows:

Title Defect Amount =	Allocated Value of Title Defect Property X
((Net Revenue Interest set forth on Exhibit A or
Exhibit B less the actual Net Revenue Interest)/ Net
Revenue Interest set forth on Exhibit A or Exhibit B);

(iv)if the Title Defect reflects a discrepancy between (A) the Net Mineral Acres for any Leasehold Rights and (B) the Net Mineral Acres stated in Exhibit A for such Leasehold Rights, the Title Defect Amount shall be the product of the Allocated Value of such Title Defect Property multiplied by a fraction, the numerator of which is the amount representing the decrease in the Net Mineral Acres and the denominator of which is the Net Mineral Acres set forth for such Leasehold Right on Exhibit A.  For illustration purposes only, the calculation in this Section 3.4(d)(iv) is as follows:

Title Defect Amount =	Allocated Value of Title Defect Property X
((Net Mineral Acres set forth on Exhibit A less the
actual Net Mineral Acres)/ Net Mineral Acres set
forth on Exhibit A);

(v)if the Title Defect represents an Extension Defect, the Title Defect Amount shall be the product of the Allocated Value of such Title Defect Property multiplied by a fraction, the numerator of which is the amount of months passing from the effective date or execution date of the Lease, as applicable, up through and including the Closing Date, and the denominator of which is the total number of months of the Primary Term of such Lease;

(vi)if the Title Defect represents an obligation, Encumbrance, burden or charge upon or other defect in title to the Title Defect Property of a type not described in subsections (i), (ii), (iii), (iv) or (v) above, the Title Defect Amount shall be determined by taking into account the Allocated Value of the Title Defect Property, the portion of the Title Defect Property affected by the Title Defect, the legal effect of the Title Defect, the potential economic effect of the Title Defect over the life of the Title Defect Property, the values placed upon the Title Defect by Buyer and Seller and such other factors as are necessary to make a proper evaluation; and

(vii)Notwithstanding anything to the contrary in this Section 3.4, the aggregate Title Defect Amounts attributable to the effects of all Title Defects upon any Title Defect Property shall not exceed the Allocated Value of the Lease(s) and/or Well(s) attributable to such Title Defect Property.

US-DOCS\72990703.18

(e)If Seller and Buyer are unable to agree on Title Defects, Title Benefits, Title Defect Amounts and/or Title Benefit Amounts by the Closing, then the Title Defects, Title Benefits, Title Defect Amounts and/or Title Benefit Amounts in dispute shall be exclusively and finally resolved by arbitration pursuant to this Section 3.4(e).  There shall be a single arbitrator, who shall be a title attorney with at least ten (10) years’ experience in oil and gas titles involving properties in the regional area in which the Assets are located, as selected by mutual agreement of Buyer and Seller within five (5) Business Days after the Closing, and absent such agreement, by the Columbus, Ohio office of the American Arbitration Association (the “Title Arbitrator”).  The Title Arbitrator shall not have worked as an employee or outside counsel for any Party or its Affiliates during the five (5) year period preceding the arbitration or have any financial interest in the dispute.  The arbitration proceeding shall be held in Columbus, Ohio and shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association, to the extent such rules do not conflict with the terms of this Section 3.4. The Title Arbitrator’s determination shall be made within five (5) Business Days after submission of the matters in dispute and shall be final and binding upon both Parties, without right of appeal. In making its determination, the Title Arbitrator shall be bound by the rules set forth in Section 3.4(d) and may consider such other matters as in the opinion of the Title Arbitrator are necessary or helpful to make a proper determination. Additionally, the Title Arbitrator may consult with and engage disinterested third parties to advise the Title Arbitrator, including petroleum engineers. The Title Arbitrator shall act as an expert for the limited purpose of determining the specific disputed Title Defects, Title Benefits, Title Defect Amounts and/or Title Benefit Amounts submitted by either Party and shall not be empowered to award damages, interest or penalties to either Party with respect to any matter.  Seller and Buyer shall each bear its own legal fees and other costs of presenting its case and indemnify and hold harmless the other Party with respect thereto. The Title Arbitrator shall also clearly state which Party’s position that the Title Arbitrator found more persuasive in its decision making process, and the other Party shall bear 100% of the costs and expenses of the Title Arbitrator.  Following the resolution of any such dispute regarding Title Defects or Title Defect Amounts, if the Title Defect Property is determined to have a Title Defect, then the applicable Title Defect Property shall be addressed pursuant to the terms of Section 9.1.  Following the resolution of any such dispute regarding Title Benefits or Title Benefits Amounts, if the Title Benefit Property is determined to have a Title Benefit, then the aggregate reductions made to the Consideration in the Final Settlement Statement pursuant to Section 2.3(b) shall be offset by the Title Benefit Amount for such Title Benefit.

(f)Seller shall have the right, but not the obligation, to deliver to Buyer no later than two (2) days after the Defect Claim Date a notice meeting the requirements of this Section 3.4(f) (collectively, the “Title Benefit Notices,” and each individually, a “Title Benefit Notice”) setting forth any additional matters that, in Seller’s reasonable opinion, constitute Title Benefits and that Seller intends to assert as a Title Benefit pursuant to this Section 3.4(f).  To be effective, each Title Benefit Notice shall be in writing and shall include the following: (i) a description of the alleged Title Benefit(s), (ii) the Leasehold Rights or Wells affected by the Title Benefit (each a “Title Benefit Property”), (iii) the Allocated Value of each Title Benefit Property, (iv) supporting documents available to Seller reasonably necessary for Buyer to verify the existence of the alleged Title Benefit(s), and (v) the amount by which Seller reasonably believes the Allocated Value of each Title Benefit Properties is increased by the alleged Title Benefit(s) and the computations (in reasonable detail) upon which Seller’s belief is based.  With respect to each

US-DOCS\72990703.18

Title Benefit Property reported under this Section 3.4(f), the aggregate Title Defect Amounts attributable to all uncured Title Defects shall be decreased by an amount equal to the increase in the Allocated Value for the Leasehold Rights or Wells attributable to the Title Benefit Property relating to such Title Benefit, as determined pursuant to Section 3.4(g) (the “Title Benefit Amount”).

(g)The Title Benefit Amount resulting from a Title Benefit shall be determined in accordance with the following methodology, terms, and conditions:

(i)if Buyer and Seller agree on the Title Benefit Amount, then that amount shall be the Title Benefit Amount;

(ii)if the Title Benefit represents a discrepancy between (A) the Net Revenue Interest for any Title Benefit Property and (B) the Net Revenue Interest stated in Exhibit A or Exhibit B, as applicable, for such Title Benefit Property, and the Working Interest is not increased proportionately, then the Title Benefit Amount shall be the product of the Allocated Value of such Title Benefit Property, multiplied by a fraction, the numerator of which is the Net Revenue Interest increase and the denominator of which is the Net Revenue Interest set forth for such Title Benefit Property in Exhibit A or Exhibit B, as applicable;

(iii)if the Title Benefit represents a discrepancy between (A) the actual aggregate Net Mineral Acres and (B) the Net Mineral Acres as stated in Exhibit A then the Title Benefit Amount shall be the product obtained by multiplying the positive difference between such Net Mineral Acres by the Allocated Value of the Title Benefit Property; and

(iv)if the Title Benefit is of a type not described above, then the Title Benefit Amounts shall be determined by taking into account the Allocated Value of the Title Benefit Property, the portion of such Title Benefit Property affected by such Title Benefit, the legal effect of the Title Benefit, the potential economic effect of the Title Benefit over the life of such Title Benefit Property, the values placed upon the Title Benefit by Buyer and Seller, and such other reasonable factors as are necessary to make a proper evaluation.

(h)In the event that any Title Benefit asserted by Seller in accordance with Section 3.4(f) is not waived by Seller, then, as Seller’s sole and exclusive remedy for any such Title Benefit, any reduction to the Consideration pursuant to Section 2.3(b) shall be offset by the Title Benefit Amount for such Title Benefit. Any disagreement between Seller and Buyer as of the Closing regarding the Title Benefit Property or the Title Benefit Amount, as applicable, shall be submitted to arbitration in accordance with Section 3.4(e), and pending resolution of such dispute, no offset shall be made at Closing to any reductions to the Consideration pursuant to Section 2.3(b), and all such adjustments, if any, shall be made on the Final Settlement Statement.

Section 3.5Casualty or Condemnation Loss.

(a)Subject to the provisions of Section 10.1(b) hereof, if, after the date of this Agreement but prior to the Closing Date, any portion of the Assets is destroyed by fire or other

US-DOCS\72990703.18

casualty or is taken in condemnation or under right of eminent domain (each a “Casualty Loss”), and the loss as a result of such individual Casualty Loss exceeds ***% of the Consideration, Buyer shall have the right to terminate this Agreement.  If this Agreement is not so terminated, then (subject to the other terms hereof) this Agreement shall remain in full force and effect notwithstanding any such Casualty Loss, and, upon agreement of the Parties (i) Seller shall cause the Assets affected by such Casualty Loss to be repaired or restored to at least its condition prior to such casualty or taking, at Seller’s sole cost, as promptly as reasonably practicable prior to the Closing, (ii) Seller shall indemnify Buyer, through a document to be delivered at the Closing reasonably acceptable to Seller and Buyer, against any costs or expenses that Buyer reasonably incurs to repair or restore any Assets affected by such Casualty Loss, or (iii) at the Closing, Seller shall retain such affected Assets as an Excluded Asset, and the Consideration shall be reduced by an amount equal to the Allocated Value of such Assets.  In the case of clause (i), (ii) or (iii) above, Seller and its Affiliates shall retain all rights to insurance, condemnation awards and other claims against third parties with respect to the Casualty Loss except to the extent the Parties otherwise agree in writing.

(b)If, after the date of this Agreement but prior to the Closing Date, any Casualty Loss occurs, and the loss as a result of such individual Casualty Loss is ***% or less of the Consideration, Buyer shall nevertheless be required to close and Seller shall, at the Closing, pay to Buyer all sums paid to Seller by third parties by reason of such Casualty Loss and shall assign, transfer and set over unto Buyer or subrogate Buyer to all of Seller’s right, title and interest in any insurance claims, unpaid awards, and other rights against third parties (other than Affiliates of Seller and their directors, officers, employees and agents) arising out of the Casualty Loss.

Section 3.6Preference Rights and Consents.

(a)Seller shall promptly, and in any event within four (4) Business Days following the date of this Agreement, prepare and send (i) notices to the Third-Party holders of any Consents to assignment of any Assets requesting applicable consents, and (ii) notices to the holders of any applicable Preference Rights to purchase any Asset requesting waivers of such Preference Rights, in each case, that would be triggered by the purchase and sale contemplated by this Agreement.  Buyer shall cooperate (without being obligated to pay any costs or expenses to any such Third Party) with Seller in seeking to satisfy or obtain waivers of, as applicable, such preferential rights and consents.

(b)Seller shall notify Buyer prior to Closing of all Preference Rights and Consents contemplated by clause (i) or (ii) above that have not been waived or granted, as applicable, or that have been exercised in the case of Preference Rights, and the Assets to which they pertain.  In no event shall there be included in the Assignment at Closing any Asset subject to an unsatisfied consent requirement that would be triggered by the purchase and sale of Assets contemplated by this Agreement (such consent requirement, a “Consent Requirement”).  In cases where any Asset is subject to a Consent Requirement that is unsatisfied at the Closing, and Buyer has not waived in writing such Consent Requirement, then such Asset shall be excluded from the Assignment at Closing and shall be deemed to be an Excluded Asset, and the Consideration shall be adjusted downward by the Allocated Value of such Asset.  Until the Final Settlement Date, Seller shall continue after Closing to use commercially reasonable efforts to obtain the applicable Consent so that Seller’s right, title and interest in such Asset can be

US-DOCS\72990703.18

transferred to Buyer upon the receipt of such Consent; provided however, that Seller shall have no obligation to pay any sum to secure such Consent if Buyer has not agreed to reimburse Seller for such amounts.  If an unsatisfied Consent Requirement for which a Consideration adjustment is made at Closing is subsequently satisfied prior to the date of the final determination of the Final Settlement Statement (the “Final Settlement Date”), then on the Final Settlement Date, Seller shall (x) receive an additional upward adjustment to the Consideration in the Final Settlement Statement equal to the amount of the previous reduction in the Consideration on account of the Consent Requirement and (y) assign to Buyer using substantially the same form of assignment as the Assignment, to the extent previously unassigned, each Asset (which shall no longer be deemed to be an Excluded Asset) subject to an aforementioned Consent Requirement that was subsequently satisfied after Closing but prior to the Final Settlement Date and, to the extent not previously included in the adjustments to the Consideration at Closing, the Parties shall account to one another under Section 2.2 and Section 2.3.

(c)If any Preference Right that would be triggered by the purchase and sale of Assets contemplated by this Agreement is exercised prior to Closing or the time for exercising such Preference Right has not expired and such Preference Right has not been waived prior to Closing, then the Assets affected thereby shall be excluded from the Assets conveyed by Seller to Buyer at Closing for all purposes hereunder and shall be deemed to be an Excluded Asset, and the Consideration shall be reduced under Section 2.3(e) by the Allocated Values for such Assets (proportionately reduced if the Preference Right affects only a portion of any such Asset).  Seller shall retain any consideration paid by any Third Party pursuant to the exercise of such Preference Right.  If after the Closing such Preference Right expires without exercise prior to the Final Settlement Date, then on the Final Settlement Date, Seller shall (x) receive an additional upward adjustment to the Consideration in the Final Settlement Statement equal to the amount of the previous reduction in the Consideration on account of such Preference Right and the exclusion of the Asset affected thereby and (y) assign to Buyer, using substantially the same form of assignment as the Assignment, such Asset (which shall no longer be deemed to be an Excluded Asset) subject to an aforementioned Preference Right that so expired after Closing and, to the extent not previously included in the adjustments to the Consideration at Closing, the Parties shall account to one another under Section 2.2 or Section 2.3.

ARTICLE 4
ENVIRONMENTAL MATTERS

Section 4.1Assessment.  From and after the date hereof and up to and including the Defect Claim Date (or upon the earlier termination of this Agreement) but subject to (a) applicable Laws, (b) the limitations set forth herein and in Section 7.1, and (c) obtaining all required consents of Third Parties, including any third Person operators of any Assets (which consents Seller shall use its commercially reasonable efforts to obtain), Buyer may, at its option, cause a Phase I environmental assessment of all or any portion of the Assets to be conducted by a reputable environmental consulting or engineering firm (the “Environmental Consultant”) or such Environmental Consultant may conduct visual inspections, record reviews, and interviews relating to the Properties, including their condition and their compliance with Environmental Laws (such assessment, together with any Phase II Assessment approved by Seller pursuant to the provisions of this Section 4.1 below, the “Assessment”).  The Assessment shall be conducted at the sole risk, cost and expense of Buyer, and all of Buyer’s and the Environmental Consultant’s activity

US-DOCS\72990703.18

conducted under this Section 4.1 shall be subject to the indemnity provisions of Section 7.1(b).  Seller has the right to be present during the Assessment.  Upon Seller’s request, Buyer shall provide Seller copies of those final environmental reports and final environmental test results prepared by Buyer, the Environmental Consultant or any agent, employee or representative (to the extent and only to the extent the foregoing supports an Environmental Defect that Buyer asserts pursuant to Section 4.2).  In the event that any Phase I Assessment conducted by or on behalf of Buyer identifies actual “Recognized Environmental Conditions,” as such conditions are defined or described under the current American Society for Testing and Material Standard Practice Designation E1527-05, then (i) Buyer may request Seller’s consent to conduct additional Phase II environmental property assessments or such other activities intended to constitute the conduct of “all appropriate inquiries” under 30 CFR Part 312 (collectively, the “Phase II Assessment” or “Phase II,” whether one or more) with respect to the affected Assets, (ii) such Phase II Assessment procedures and plan concerning any such additional investigation shall be submitted to Seller in a written environmental property assessment plan, and (iii) Seller may, in its sole discretion, approve said environmental property assessment plan, in whole or in part; provided, that, if Seller rejects such plan and Buyer is not permitted to conduct such Phase II Assessment so requested, then Buyer shall have the right to exclude the Assets affected thereby from the transactions contemplated by this Agreement and upon any such election to so exclude, such Assets will be deemed to be Excluded Assets hereunder.

Section 4.2Notice of Violations of Environmental Laws.  Buyer shall deliver claim notices to Seller in writing (an “Environmental Defect Notice”), on or before the Defect Claim Date, of each individual environmental matter disclosed by the Assessment that (a) constitutes a violation of Environmental Laws in effect as of the Effective Time in the jurisdiction to which the affected Assets are subject, or (b) constitutes a physical condition that requires, if known, or will require, once sufficiently discovered, reporting to a Governmental Body, investigation, monitoring, removal, cleanup, remediation, restoration or correction under Environmental Laws (either of (a) or (b), an “Environmental Defect”). The Environmental Defect Notice shall provide (i) a reasonably detailed description of the matter that is an alleged violation of Environmental Laws; (ii) the Assets affected (each a “Environmental Defect Property”); (iii) an estimate of the Environmental Defect Amount; and (iv) supporting documents reasonably necessary for Seller to verify the existence of the facts alleged in the Environmental Defect Notice.  The failure of an Environmental Defect Notice to contain clauses (i) through (iv) shall not render such notice void and ineffective if it materially complies with the provisions hereof.  As used herein, the “Environmental Defect Amount” means an amount equal to the cost required to cure, remediate, remove or remedy the applicable Environmental Defect sufficient to comply with Environmental Laws and bring the affected Assets into compliance with applicable Environmental Laws.  Notwithstanding any other provision of this Agreement to the contrary, Buyer shall not be prohibited from claiming an Environmental Defect with respect to the matters described on Schedule 5.21. Notwithstanding any other provision of this Agreement to the contrary, but subject to Buyer’s rights upon a breach by Seller of its representations and warranties in Article 5 and Seller’s obligations under Section 11.1(a), Buyer shall be deemed to have waived its right to assert Environmental Defects for which Seller has not been given notice on or before the Defect Claim Date.  Seller may perform or cause to be performed prior to the Closing, at the sole cost and expense of Seller, such remedial operations as are required to cure any Environmental Defect and bring the affected Assets into compliance with applicable Environmental Laws.

US-DOCS\72990703.18

Section 4.3Remedies for Violations of Environmental Laws.

(a)If any individual matter described in an Environmental Defect Notice delivered pursuant to Section 4.2 constitutes an Environmental Defect and such Environmental Defect is not cured prior to the Closing in accordance with Section 4.2, subject to Seller’s continuing right to contest an Environmental Defect or Environmental Defect Amount under Section 4.3(b) and to either Party’s right to terminate this Agreement pursuant to Article 10 (if applicable), Buyer shall select one of the following remedies for such Environmental Defect:

(i)reduce the Consideration by the Environmental Defect Amount, and cause Seller to convey the Asset to Buyer at Closing;

(ii)cause Seller to retain the Assets that are subject to (or alleged to be subject to) the Environmental Defect, in which event the Consideration shall be reduced by an amount equal to the sum of the Allocated Values of such Assets (determined without duplication) and such Assets shall be deemed to be Excluded Assets;

(iii)enter into an agreement between Seller and Buyer, on terms reasonably acceptable to the Parties, whereby Seller will as soon as reasonably practicable after Closing, at the sole cost and expense of Seller, perform or cause to be performed such remedial operations as are required to cure the Environmental Defect and bring the affected Assets into compliance with applicable Environmental Laws, and cause Seller to convey the Asset to Buyer at Closing and no adjustment shall be made to the Consideration on account of the Environmental Defect(s) for such Asset(s);

(iv)enter into an agreement between Seller and Buyer whereby Seller will indemnify Buyer against all Liabilities resulting from the Environmental Defect pursuant to an indemnity agreement in a form reasonably agreeable to Seller and Buyer, cause Seller to convey the Asset to Buyer at Closing, and no adjustment shall be made to the Consideration on account of the Environmental Defect(s) for such Asset(s); or

(v)if such Environmental Defect can be cured by paying a fine or penalty, cause Seller to cure such Environmental Defect by paying such fine or penalty, cause Seller shall to convey the Asset to Buyer at Closing and no adjustment shall be made to the Consideration on account of the Environmental Defect(s) for such Asset(s);

provided, that if Buyer elects the option set forth in Section 4.3(a)(i) then Buyer, subject to the right to seek indemnification under Section 11.1(a)(ii) for any matter other than the applicable Environmental Defect, shall be deemed to have assumed responsibility for all costs and expenses attributable to the remediation of the applicable Environmental Defect and all Liabilities (other than fines, penalties, damages awards and other similar amounts related to any Environmental Defect to the extent caused by Seller or any of its predecessors in interest or any Person on behalf of Seller or any such predecessor in interest) to the extent arising from such Environmental Defect.  Notwithstanding anything in this Section 4.3(a) to the contrary, in the event that the Environmental Defect Amount for any Environmental Defect affecting an Asset exceeds the Allocated Value of such Asset, then either Party shall have the right to elect to exclude such Asset from the Assets by notice to the other Party at least two (2) Business Days

US-DOCS\72990703.18

prior to Closing and, upon such exclusion, the Consideration shall be reduced by an amount equal to the Allocated Value of such Asset and any such excluded Asset shall be deemed to be an Excluded Asset hereunder.

(b)Seller and Buyer shall attempt to agree on all alleged Environmental Defects and Environmental Defect Amounts prior to the Closing.  In the event that the Parties are unable to mutually agree, prior to Closing, with respect to the existence of an Environmental Defect or the amount of an Environmental Defect Amount (including, for the avoidance of doubt, whether such Environmental Defect Amount does or does not exceed the Allocated Value of the affected Asset), (i) the affected Asset shall be excluded from the Assets at Closing (and shall be deemed to be an Excluded Asset hereunder), and the Consideration shall be adjusted downward by the Allocated Value of such Asset, and (ii) the Environmental Defects and Environmental Defect Amounts in dispute shall be exclusively and finally resolved by arbitration pursuant to this Section 4.3(b).  There shall be a single arbitrator, who shall be an environmental attorney with at least ten (10) years’ experience in evaluating the compliance with Environmental Laws of oil and gas assets in the regional area in which the Assets are located, as selected by mutual agreement of Buyer and Seller within five (5) Business Days after the Closing, and absent such agreement, by the Columbus, Ohio office of the American Arbitration Association (the “Environmental Arbitrator”).  The Environmental Arbitrator shall not have worked as an employee or outside counsel for any Party or its Affiliates during the five (5) year period preceding the arbitration or have any financial interest in the dispute.  The arbitration proceeding shall be held in Columbus, Ohio and shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association, to the extent such rules do not conflict with the terms of this Section 4.3. The Environmental Arbitrator’s determination shall be made within five (5) Business Days after submission of the matters in dispute and shall be final and binding upon both Parties, without right of appeal. In making its determination, the Environmental Arbitrator shall be bound by the rules set forth in Section 4.3(a) and may consider such other matters as in the opinion of the Environmental Arbitrator are necessary or helpful to make a proper determination. Additionally, the Environmental Arbitrator may consult with and engage disinterested third parties to advise the Environmental Arbitrator, including environmental attorneys from other states and professional environmental consultants. The Environmental Arbitrator shall act as an expert for the limited purpose of determining the specific disputed Environmental Defects or Environmental Defect Amounts submitted by either Party and shall not be empowered to award damages, interest or penalties to either Party with respect to any matter.  Seller and Buyer shall each bear its own legal fees and other costs of presenting its case and indemnify and hold harmless the other Party with respect thereto. The Environmental Arbitrator shall also clearly state which Party’s position that the Environmental Arbitrator found more persuasive in its decision making process, and the other Party shall bear 100% of the costs and expenses of the Environmental Arbitrator. Following the resolution of any such dispute regarding Environmental Defects or Environmental Defect Amounts, if the Environmental Defect Property is determined to have an Environmental Defect, then the applicable Environmental Defect Property shall be addressed pursuant to the terms of Section 9.1.

US-DOCS\72990703.18

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF SELLER

*** Subject to the terms of Article 11, each of Rex, MFC and ABARTA *** represents and warrants to Buyer, as of the date hereof and as of the Closing Date, the following:

Section 5.1Existence and Qualification.  Seller is a limited liability company or corporation, as applicable, validly existing and in good standing under the laws of the State of its formation and is duly qualified to do business where the Assets are located.

Section 5.2Power.  Seller has the requisite limited liability company power to enter into and perform this Agreement, each other agreement, instrument or document to be executed by Seller in connection with the transactions contemplated hereby at Closing, and to consummate the transactions contemplated hereby and thereby.

Section 5.3Authorization and Enforceability.  The execution, delivery and performance by Seller of this Agreement, each other agreement, instrument or document to be executed by Seller in connection with the transactions contemplated hereby at Closing, and the performance of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary limited liability company action by Seller.  This Agreement has been duly executed and delivered by Seller (and all documents required hereunder to be executed and delivered by Seller at the Closing will be duly executed and delivered by Seller), and this Agreement constitutes, and at the Closing such documents will constitute, the valid and binding obligations of Seller, enforceable against it in accordance with their terms except as such enforceability may be limited by applicable bankruptcy or other similar Laws affecting the rights and remedies of creditors generally, as well as by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

Section 5.4No Conflicts.  The execution, delivery and performance by Seller of this Agreement, each other agreement, instrument or document to be executed by Seller in connection with the transactions contemplated hereby at Closing, and the transactions contemplated hereby and thereby, will not (a) violate any provision of Seller’s governing documents, (b) result in a default (with due notice or lapse of time or both) or the creation of any lien or Encumbrance or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license or agreement to which Seller is a party or which affect the Assets, (c) violate any judgment, order, ruling or decree applicable to Seller as a party in interest, (d) violate any Laws applicable to Seller or any of the Assets, or (e) require any filing with, notification of or consent, approval or authorization of any Governmental Body, except for (i) rights to consent by, required notices to, filings with, approval or authorizations of, or other actions by any Governmental Body where the same are not required prior to the assignment of the related Assets or that are customarily obtained subsequent to the sale or conveyance thereof, and (ii) any matters described in subsections (b), (c), (d) or (e) above which would not have, individually or in the aggregate, a Material Adverse Effect.

Section 5.5Liability for Brokers’ Fees.  Buyer and its Affiliates shall not directly or indirectly have any responsibility, liability or expense, as a result of undertakings or agreements

US-DOCS\72990703.18

of Seller or its Affiliates, for brokerage fees, finder’s fees, agent’s commissions or other similar forms of compensation in connection with this Agreement or any agreement or transaction contemplated hereby.

Section 5.6Litigation.  Except as set forth in Schedule 5.6, there are no actions, suits, audits, condemnation, administrative, arbitration, or other proceedings or investigations by any Third Party or Governmental Body with respect to Seller or any of the Assets (“Actions”) pending, or to the Knowledge of Seller, threatened, by any Third Party or Governmental Body, affecting the Assets or which are reasonably likely to materially impair Seller’s ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby.

Section 5.7Compliance with Laws.  Except as set forth in Schedule 5.7, the Assets are, and the operation of the Assets is, in material compliance with the provisions and requirements of all Laws of all Governmental Bodies having jurisdiction with respect to the Assets, and the ownership, operation, development, maintenance or use of any thereof.  To Seller’s Knowledge, no Third Party operator has violated in any material respect any applicable Law with respect to the operation of the Assets by such operator.

Section 5.8Governmental Authorizations.  Except as set forth in Schedule 5.8, (a) all material federal, state and local governmental licenses, permits, franchises, orders, exemptions, variances, waivers, authorizations, certificates, consents, rights, privileges and applications therefor (the “Governmental Authorizations”) that are necessary or required for the ownership and operation of the Assets as currently owned and operated have been obtained and are being maintained; (b) the Assets have been operated by, or on behalf of, Seller in accordance with the conditions and provisions of such Governmental Authorizations, and (c) no written notices of violation have been received by Seller, and no proceedings are pending or, to Seller’s Knowledge, threatened, that might result in any modification, revocation, termination or suspension of any such Governmental Authorizations or which would require any corrective or remedial action by Seller.

Section 5.9Preference Rights and Consents.

(a)Except as set forth in Schedule 5.9(a), none of the Assets, or any portion thereof, is subject to any Preference Right which may be applicable to the transactions contemplated by this Agreement.

(b)Other than as set forth in Schedule 5.9(b), there are no consents, approvals, orders or authorizations of, or registrations, qualifications, designations, declarations or filings with, any federal, state or local Governmental Body or any other Person (“Consents”) that are applicable to any transfer of the Assets or the transactions contemplated by this Agreement.

Section 5.10Leasehold Rights.

(a)No material default exists in the performance of any obligation of Seller under any of the Leases that would entitle the lessor to cancel or terminate any Leasehold Rights and, to Seller’s Knowledge, no material default exists thereunder by any other Person a party thereto.

US-DOCS\72990703.18

(b)No party to any Leasehold Rights or any successor to the interest of such party has filed or, to the Knowledge of Seller, threatened to file any action to terminate, cancel, rescind or procure judicial reformation of any Leasehold Rights.

(c)Except as set forth in Schedule 5.10(c), the Leases either (i) are currently being held by production or (ii) have a fully paid-up Primary Term that expires on or after January 1, 2017.

(d)The Leasehold Rights include (i) all rights granted under such Leases, and (ii) to the extent owned by Seller, any other rights, properties, warranties or interests relating to, or necessary in connection with, the ownership and operation of such leases, including, without limitation, any easements, rights-of-way or other similar rights.

(e)Copies of all Leases (and any amendments, ratifications, supplements or other addenda thereto) included in the Assets have been provided by Seller to Buyer prior to the date hereof.

Section 5.11Surface Restrictions.  Except as set forth in Schedule 5.11 or as may be contained in the terms of the Leases, neither Seller nor any of its predecessors in interest has granted or agreed to any restrictions on its use of the surface of the Assets in connection with Hydrocarbon operations and no Asset is burdened by any Encumbrance (other than Permitted Encumbrances) that contains any such restrictions.

Section 5.12Payment of Royalties and Rentals.  Except as set forth in Schedule 5.12, all rentals, royalties, excess royalties, overriding royalty interests, net profit interests, production payments, deferred bonus, Advance Delay Rentals, delay rentals, option payments and other similar payments have been properly and timely paid in full.  Except as set forth in Schedule 5.12, there are no monies being held in suspense with respect to production of Hydrocarbons from any of the Assets by Seller or any Affiliate of Seller.

Section 5.13Material Contracts.  Except for the Contracts set forth in Schedule 5.13 (the “Material Contracts”), none of the Assets include, or are subject to or burdened by, (a) any Contract that can reasonably be expected to result in aggregate payments or receipts of revenue by Seller of more than Ten Thousand Dollars ($10,000.00) during the current or any subsequent year, (b) any Hydrocarbon or water compression, gathering, transportation, treating, processing, fractionation, stabilization or similar contract that purport to dedicate the Leases or the production of Hydrocarbons therefrom, or that contains a minimum volume commitment or similar commitment or provides for the payment of any demand fees, or any Hydrocarbon sales contract, in each case, with respect to Hydrocarbons produced from or attributable to Seller’s interest in the Assets and that is not terminable without penalty on 30 days or less notice, (c) any indenture, mortgage, loan, credit or sale-leaseback or similar contract that will not be terminated at or prior to the Closing, (d) any lease (other than oil and gas leases), (e) any contract with any Affiliate of Seller, (f) any contract that constitutes a non-competition agreement or any agreement that purports to restrict, limit or prohibit the manner in which, or the locations in which, Seller conducts business, including area of mutual interest agreements and similar agreements, (g) any agreement that grants an option or call on production from the Leasehold Rights, (h) any seismic or other geophysical agreement or license, (i) any agreement that grants

US-DOCS\72990703.18

any “tag along” or “drag along” rights with respect to any sale of the Assets, (j) any agreement of or binding upon Seller to sell, lease, farmout, or otherwise dispose of any interest in any of the Assets, other than (A) conventional rights of reassignment arising in connection with Seller’s surrender or release of any of the Assets and (B) preferential rights to purchase, (k) any joint operating agreements, agreements with an area of mutual interest, and any contract that constitutes a pending purchase and sale agreement, farmout agreement, farmin agreement, exploration agreement, participation agreement or other contract providing for the purchase or earning by Seller of any oil and gas lease or mineral rights, (l) any contract where the primary purpose thereof was to indemnify another Person; or (m) any contract that constitutes a partnership agreement, joint venture agreement or similar contract.  Seller is not, and to Seller’s Knowledge, no other Person is, in default or otherwise in breach with respect to any of its obligations under any of the Material Contracts.  No event has occurred that with notice or lapse of time or both would constitute any such default under any such Contract by Seller or, to Seller’s Knowledge, by any other Person who is a party to any such Contract.  As of the date of this Agreement, Seller has not received or given any unresolved written notice of such default, price redetermination, market out, curtailment or termination with respect to any such Contract. As of the date of this Agreement, except for Material Contracts that are subject to a confidentiality agreement with a Third Party, Seller has made available to Buyer true and correct copies of all Material Contracts and all amendments thereto that will be binding upon Buyer or the Assets following the Closing.

Section 5.14Taxes and Expenses.  Except as set forth in Schedule 5.14:

(a)All tax returns relating to or in connection with Seller’s acquisition, ownership, or operation of the Assets required to be filed have been timely filed and all such tax returns are correct and complete in all material respects.

(b)All taxes relating or applicable to Seller’s acquisition, ownership or operation of the Assets (including ad valorem, property, production, severance and similar taxes and assessments based on or measured by the ownership of property or the production of hydrocarbons or the receipt of proceeds therefrom with respect to the Assets) that are or have become due have been timely paid in full, and Seller is not delinquent in the payment of any such taxes.

(c)There is not currently in effect any extension or waiver of any statute of limitations of any jurisdiction regarding the assessment or collection of any tax of Seller relating to Seller’s acquisition, ownership or operation of the Assets.

(d)There are no administrative or judicial proceedings pending against the Assets or against Seller relating to or in connection with the Assets by any taxing authority with respect to taxes.

(e)All tax withholding and deposit requirements imposed by applicable law with respect to any of the Assets or the business of Seller have been satisfied in full in all respects.

(f)None of Seller’s interest in the Property is subject to any tax partnership, or is otherwise treated, or required to be treated, as held in an arrangement requiring a partnership

US-DOCS\72990703.18

income tax return to be filed under Subchapter K of Chapter 1 of Subtitle A of the of the Internal Revenue Code of 1986, as amended, or any similar state statute.

(g)Seller affirms that as a result of completing the transaction contemplated hereby at Closing (i) it is not selling its business or its entire stock of merchandise, (ii) it will continue to operate its business in the State of Ohio and Pennsylvania, and (iii) it will not file final sales and use tax returns, or an application for release certificate, with the Ohio State Tax Department as it will continue to operate in the State of Ohio and file sales tax returns as required by law.

Section 5.15Hydrocarbon Sales.  Except as set forth in Schedule 5.15, Seller is not obligated by virtue of:  (a) a prepayment arrangement under any contract for the sale of Hydrocarbons that contains a “take or pay”, advance payment, prepayment or similar provision, (b) a production payment or (c) any other arrangement, other than with respect to Imbalances, to sell, gather, deliver, process or transport any Hydrocarbons produced from the Assets without then or thereafter receiving full payment therefor.

Section 5.16Wells.  There are no Wells included in the Assets in respect of which Seller or any of its Affiliates (or to Seller’s Knowledge, any Third Party operator) has received an unresolved order from any Governmental Body requiring that such Wells be plugged and abandoned or are otherwise currently required to be plugged and abandoned under any Law, Contract or Lease.  All plugged and abandoned wells that have been plugged and abandoned by Seller, and to Seller’s Knowledge, all plugged and abandoned wells on or underlying the Lands have been plugged and abandoned in compliance in all material respects with applicable Law, Contract or Lease.  Except as set forth on Schedule 5.16, to Seller’s Knowledge, all Wells included in the Assets have been drilled and completed within the limits permitted by all applicable Leases and pooling or unit agreements or orders.  Schedule 5.16 sets forth all shut-in, temporarily abandoned or other inactive Wells located on the lands covered by the Assets or on lands with which the Assets may have been pooled, communitized or unitized. Except for the Wells set forth on Exhibit B, Seller has not conducted any drilling operations with respect thereto, and to the Knowledge of Seller, except for any oil or gas wells as are evidenced in public records, there are no oil and gas wells located on the Leasehold Rights.

Section 5.17Payout Status.  Schedule 5.17 contains a list of the status of any “payout” balance, as of the date set forth on such Schedule, for the Wells subject to a reversion or other adjustment at some level of cost recovery or payout or passage of time or other event (other than termination of a Lease by its express terms).

Section 5.18Imbalances.  Schedule 5.18 sets forth all Imbalances associated with the Assets as of the Effective Time.

Section 5.19Insurance.  Schedule 5.19 lists each material insurance policy maintained by Seller that relates or provides coverage to Seller or the Assets (the “Policies”).  All of the Policies are in full force and effect as to Seller, and, to the Knowledge of Seller, as to third parties, and all premiums due thereunder have been paid, and each of Seller and its Affiliates are in material compliance with respect to their obligations under all such Policies.  Except as set forth on Schedule 5.19, there are no claims pending with respect to any such Policies and none of Seller or its Affiliates has received (a) any written notice of cancellation of any such Policy or

US-DOCS\72990703.18

refusal of coverage thereunder, (b) any written notice that any issuer of such Policy has filed for protection under applicable bankruptcy or other insolvency Laws or is otherwise in the process of liquidating or has been liquidated, or (c) any other written indication that such Policies are no longer in full force and effect or that the issuer of any such Policy is no longer willing or able to perform its obligations thereunder.

Section 5.20Foreign Person.  Seller is neither (a) a “foreign person” within the meaning of Section 1445 of the Code nor (b) an entity disregarded as separate from any other Person within the meaning of Section 301.7701-3(a) of the Treasury Regulations.

Section 5.21Environmental.

(a)With respect to the Assets, neither Seller nor any of its Affiliates have entered into, and no such Person is subject to, any agreements, consents, orders, decrees, judgments, license or permit conditions, or other directives of any Governmental Body based on any Environmental Laws that impair the future use of any of the Assets or that would result in any liability for remediation by Seller or other change in the present conditions of any of the Assets.

(b)Except as set forth in Schedule 5.21, neither Seller nor any Affiliate of Seller has received written notice from any Person of any release, disposal, event, condition, circumstance, activity, practice or incident concerning any land, facility, asset or property included in the Assets that:  (i) interferes with or prevents compliance by such Person or the Assets with any Environmental Law or the terms of any permits, licenses, orders, approvals, variances, waivers, franchises, rights or other authorizations issued pursuant thereto; or (ii) gives rise to or results in any common law or other liability of such Person to any Person.

(c)All material reports, studies, written notices from environmental Governmental Bodies, tests, analyses and other documents specifically addressing environmental matters related to Seller’s or its Affiliates’ ownership or operation of the Assets, have been made available to Buyer.

(d)Except as set forth on Schedule 5.21, there are no material uncured Environmental Conditions with respect to the Leases and no material obligations to remediate conditions upon the Leases under applicable Environmental Laws (and no such obligation would arise as a result of notice or lapse of time or both) that arise out of, relate to or are otherwise associated with the operations of Seller.

Section 5.22Bankruptcy.  There are no bankruptcy, reorganization or receivership proceedings pending against, being contemplated by or threatened against Seller or any of its Affiliates. As of the date of this Agreement and the Closing Date, Seller and each of its Affiliates (a) will be able to pay its debts, including its stated and contingent liabilities as they mature, (b) will not have unreasonably small capital for the business in which it is and will be engaged and (c) will be solvent (clauses (a), (b) and (c) with respect to any Person, collectively, “Solvent”).

Section 5.23Granting of ORRIs.  Except for interests that will be surrendered at or prior to Closing which are set forth on Schedule 5.23, Seller has not granted to any Person any overriding royalty interest, royalty interest, net profits interest or other similar interests in the Leasehold Rights that would (i) reduce the Net Mineral Acres set forth on Exhibit A for such

US-DOCS\72990703.18

Leasehold Rights, (ii) reduce the Net Revenue Interest set forth on Exhibit A or Exhibit B for such Leasehold Rights or Well, (iii) increase the “Working Interest” shown in Exhibit A or Exhibit B for such Leasehold Right or Well, without a corresponding and proportionate increase in Seller’s Net Revenue Interest.

Section 5.24Outstanding Capital Commitments.  Except as set forth on Schedule 5.24, there is no individual outstanding authority for expenditure for any incomplete operation which is binding on the Assets, the value of which Seller reasonably anticipates exceeds One Hundred Thousand Dollars ($100,000) chargeable to Seller’s interests participating in the operation covered by such authority for expenditure after the Effective Time.

Section 5.25Drilling Obligation.  Except as set forth on Schedule 5.25, none of the Leases or any Contracts contain express provisions obligating Seller to drill any wells on the Assets (other than provisions requiring optional drilling as a condition of maintaining or earning all or a portion of a presently non-producing Lease).

Section 5.26Condemnation.  There is no actual or, to Seller’s Knowledge, threatened taking (whether permanent, temporary, whole or partial) of any part of the Assets by reason of condemnation.

Section 5.27Bonds, etc. Schedule 5.27 lists all bonds, letters of credit, guarantees and other similar credit support instruments maintained by Seller with respect to the Assets, and true and complete copies of any such instruments that will be transferred to Buyer at Closing have been made available to Buyer.

Section 5.28Midstream Dedications. Except as set forth on Schedule 5.28 (the “Midstream Contracts”), the Assets are not subject to any gathering, processing, compression, stabilization, transportation, fractionation, processing, water or similar Contract that purports to dedicate such Assets or the production of Hydrocarbons therefrom, or that contains a minimum volume commitment or similar commitment or provides for the payment of any demand fees.

ARTICLE 6
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller, as of the date hereof and as of the Closing Date, the following:

Section 6.1Existence and Qualification.  Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware; and Buyer is duly qualified to do business in the respective jurisdictions where the Assets are located.

Section 6.2Power.  Buyer has the corporate power to enter into and perform this Agreement, each other agreement, instrument or document to be executed by Seller in connection with the transactions contemplated hereby at Closing, and to consummate the transactions contemplated hereby and thereby.

Section 6.3Authorization and Enforceability.  The execution, delivery and performance of this Agreement, each other agreement, instrument or document to be executed by

US-DOCS\72990703.18

Seller in connection with the transactions contemplated hereby at Closing, and the performance of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer (and all documents required hereunder to be executed and delivered by Buyer at the Closing will be duly executed and delivered by Buyer), and this Agreement constitutes, and at the Closing such documents will constitute, the valid and binding obligations of Buyer, enforceable in accordance with their terms except as such enforceability may be limited by applicable bankruptcy or other similar Laws affecting the rights and remedies of creditors generally, as well as by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

Section 6.4No Conflicts.  The execution, delivery and performance of this Agreement, each other agreement, instrument or document to be executed by Seller in connection with the transactions contemplated hereby at Closing, and the transactions contemplated hereby and thereby by Buyer will not (a) violate any provision of Buyer’s governing documents, (b) result in a default (with due notice or lapse of time or both) or the creation of any lien or Encumbrance or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license or agreement to which Buyer is a party, (c) violate any judgment, order, ruling, or regulation applicable to Buyer as a party in interest, (d) violate any Law applicable to Buyer or any of the Assets, or (e) require any filing with, notification of, or consent, approval or authorization of any Governmental Body, except any matters described in subsections (b), (c), (d) or (e) above which would not have a material adverse effect on Buyer or the transactions contemplated hereby.

Section 6.5Liability for Brokers’ Fees.  Seller shall not directly or indirectly have any responsibility, liability or expense, as a result of undertakings or agreements of Buyer or its Affiliates, for brokerage fees, finder’s fees, agent’s commissions or other similar forms of compensation in connection with this Agreement or any agreement or transaction contemplated hereby.

Section 6.6Litigation.  There are no actions, suits or proceedings pending, or to the actual knowledge of Buyer, threatened in writing, before any Governmental Body against Buyer or any Affiliate of Buyer which are reasonably likely to impair materially Buyer’s ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby.

Section 6.7Limitation.  Except for the representations and warranties expressly made by Seller in Article 5 of this Agreement and in the documents delivered by Seller to Buyer at the Closing, Buyer represents and acknowledges that (a) there are no representations or warranties, express, statutory or implied, by Seller as to the Assets or prospects thereof, and (b) Buyer has not relied upon any oral or written information provided by Seller.  Buyer further represents and acknowledges (i) that it is knowledgeable of the oil and gas business and of the usual and customary practices of oil and gas producers, (ii) in making the decision to enter into this Agreement and consummate the transactions contemplated hereby, Buyer has relied solely on the basis of its own independent due diligence investigation of the Assets and the terms and conditions of this Agreement and the other agreements entered into in connection with this

US-DOCS\72990703.18

Agreement, and (iii) except as provided in Article 5 or with respect to a breach of Seller’s obligations under the special warranty of title set forth in the Assignment and in the documents delivered by Seller to Buyer at the Closing, all the information and data furnished to Buyer by Seller (or its officers, employees, representatives, consultants, agents or any third party on Seller’s behalf) is furnished only as an accommodation to Buyer without any representation or warranty.

Section 6.8Bankruptcy.  There are no bankruptcy, reorganization or receivership proceedings pending against, being contemplated by, or threatened against Buyer. As of the date of this Agreement and the Closing Date, Buyer and each of its Affiliates (a) will be able to pay its debts, including its stated and contingent liabilities as they mature, (b) will not have unreasonably small capital for the business in which it is and will be engaged and (c) will be solvent.

ARTICLE 7
COVENANTS OF THE PARTIES

Section 7.1Access.

(a)During the Pre-closing Period, Seller will give Buyer and its Representatives access to the Assets for the purpose of conducting an investigation of the Assets, but only to the extent that Seller may do so without violating any confidentiality obligations to any third party and to the extent that Seller has authority to grant such access without breaching any contractual restriction binding on Seller; provided, however, that Seller shall use its commercially reasonable efforts to obtain waivers of any such obligations and restrictions. Such access by Buyer and its Representatives shall be limited to Seller’s normal business hours, and any weekends and after hours requested by Buyer that can be reasonably accommodated by Seller, and Buyer’s and its Representatives’ investigation shall be conducted in a manner that minimizes interference with the operation of the Assets.

(b)Buyer acknowledges that the permission of the operator (if other than Seller) or another third Person may be required before Buyer will be able to inspect portions of the Assets and that such permission must be obtained prior to the inspection of such portions.  Seller shall use reasonable efforts to obtain such permission for Buyer upon Buyer’s request.  All inspections pursuant to Section 4.1 or this Section 7.1 shall be at Buyer’s sole risk, cost and expense, and Buyer shall indemnify, defend and hold Seller, its Affiliates and each of their respective directors, officers, managers, equity owners, partners, employees, representatives, attorneys, consultants and agents (collectively, the “Seller Indemnified Persons”) harmless from and against any and all liabilities to the extent arising out of or related to any personal injury to or death of any Person or damage to property occurring to or on the Assets as a result of Buyer’s exercise of its right under Section 4.1 or this Section 7.1, other than any such liability arising out of the gross negligence or willful misconduct of any Seller Indemnified Person.  The foregoing indemnity shall continue in full force and effect notwithstanding any termination of this Agreement.  Buyer and its Representatives shall abide by Seller’s, and any Third Party operator’s, safety rules, regulations and operating policies provided in writing to Buyer while conducting its due diligence evaluation of the Assets (including the Assessment pursuant to Section 4.1).

US-DOCS\72990703.18

(c)Within thirty (30) days following the Closing, Seller shall send any notices that are required to be sent to the royalty or other interest owners pursuant to Ohio Rev. Code Ann. §1509.31 as a result of the conveyance of the Assets to Buyer pursuant to the terms hereof.  Promptly after the Closing, Buyer shall record the Assignment(s) in all applicable real property records.

Section 7.2Government Reviews.  Seller and Buyer shall in a timely manner (a) make all required filings, if any, with, prepare applications to, and conduct negotiations with, each Governmental Body as to which such filings, applications or negotiations are necessary or appropriate in the consummation of the transactions contemplated hereby and (b) provide such information as each may reasonably request to make such filings, prepare such applications and conduct such negotiations. Each Party shall cooperate with and use all commercially reasonable efforts to assist the other with respect to such filings, applications and negotiations.

Section 7.3Public Announcements; Confidentiality.

(a)Neither Seller nor Buyer shall make any press release or other public announcement regarding the existence of this Agreement, the contents hereof or the transactions contemplated hereby without the prior written consent of the other Party (which consent shall not be unreasonably withheld or delayed); provided, however, that the foregoing shall not restrict disclosures that are required by applicable securities or other Laws or regulations, including the notice requirements under Ohio Rev. Code Ann. §1509.31, necessary to obtain any consents to the transactions contemplated hereby or the applicable rules of any stock exchange having jurisdiction over the Parties or their respective Affiliates; and, provided further, that each Party shall use its reasonable efforts to consult with the other Party regarding the contents of such release or announcement prior to making such release or announcement.

(b)Subject to Section 7.3(a), the Parties shall keep all information and data relating to this Agreement, and the transactions contemplated hereby, strictly confidential except for disclosures to Representatives of the Parties; provided, however, that the foregoing shall not restrict disclosures that are required by applicable securities or other Laws or regulations or the applicable rules of any stock exchange having jurisdiction over the Parties or their respective Affiliates; provided further, however, that prior to making any such disclosures to Representatives, the Party disclosing such information shall obtain an undertaking of confidentiality from each such party.  The term “Representatives,” as used herein, shall mean (a) employees, officers, directors, members, equity owners, ACT Gas, LLC and counsel of a Party or any of its Affiliates or any prospective purchaser of a Party or an interest in a Party; (b) any consultant or agent retained by a Party or the parties listed in subsection (a) above; and (c) any bank, other financial institution or entity funding, or proposing to fund, such Party’s operations in connection with the Assets, including any consultant retained by such bank, other financial institution or Person.

Section 7.4Further Assurances.  After the Closing, Seller and Buyer each agree to take such further actions and to execute, acknowledge and deliver all such further documents as are reasonably requested by the other Party for carrying out the purposes of this Agreement or of any document delivered pursuant to this Agreement (including the Assignment).

US-DOCS\72990703.18

Section 7.5Operations until Closing.  Except as may otherwise be expressly provided herein, from the date hereof to the Closing (or upon the earlier termination of this Agreement) (the “Pre-closing Period”), Seller shall not do any of the following without the prior written consent of Buyer, which consent may be withheld in Buyer’s sole discretion:

(a)release all or any portion of any Assets;

(b)create an Encumbrance on any of the Assets other than Permitted Encumbrances;

(c)except for the Capstone Amendments, attached hereto as Exhibit H,  amend a Lease to the extent such amendment adversely affects the Assets;

(d)waive, compromise, or settle any claim that would materially adversely affect ownership, operation or value of any of the Assets;

(e)transfer, farmout, sell, lease or otherwise dispose of any of the Assets;

(f)consent to the commencement of any operations for the drilling or completing of any well or any other material operation within the Assets unless Buyer has also consented to such action;

(g)waive any material right with respect to the Assets;

(h)grant or create any Preference Right or Transfer Requirement with respect to the Assets;

(i)terminate, amend or extend any Material Contract or enter into any contract or agreement with respect to the Assets (other than this Agreement and the documents to be delivered pursuant hereto);

(j)commit to any single field operation, or series of related field operations, reasonably anticipated by Seller to require future capital expenditures by the owner of the Assets in excess of Fifty Thousand Dollars ($50,000) (net to Seller’s interest) or make any capital expenditures for any single field operation or series of related field operations related to the Assets in excess of Fifty Thousand Dollars ($50,000) (net to Seller’s interest); or

(k)commit to do any of the foregoing.

Section 7.6Certain Other Covenants Regarding the Assets.  Except as may otherwise be expressly provided herein, during the Pre-closing Period Seller shall:

(a)promptly notify Buyer of the receipt by Seller of any written notice or claim or threat of notice or claim which becomes known to Seller relating to any material default or breach under, or relating to the termination or cancellation, or written threat of termination or cancellation of, any of the Leases or Material Contracts;

(b)use commercially reasonable efforts to maintain in full force and effect all Leases that are presently producing in paying quantities; provided, that if such efforts require capital

US-DOCS\72990703.18

expenditures or commitments that exceed the threshold in Section 7.5(j), Seller shall have no responsibility to conduct such operations unless the consent of Buyer is provided in accordance with Section 7.5;

(c)cause to be timely paid all rentals, shut-in royalties, minimum royalties and other payments and perform all other acts that are necessary to maintain in force Seller’s rights in and to the Leases in full force and effect on the Closing Date, and pay timely all costs and expenses incurred by Seller in connection with such Leases;

(d)own and operate the Assets in accordance with all applicable Laws and Contracts related thereto and in the ordinary course of business consistent with past practices;

(e)maintain all material existing Governmental Authorizations necessary for Seller’s ownership or operation of the Assets and the Policies;

(f)use its commercially reasonable efforts to obtain a waiver of any confidentiality agreement or restriction with a Third Party relating to any Material Contract that will be conveyed to Buyer at Closing; provided, that if Seller is unable to obtain a waiver of such confidentiality agreement or restriction and is unable to provide a true and correct copy of any Material Contract and all amendments thereto prior to the date hereof, such Material Contract shall be retained by Seller at Closing and shall be deemed to be an Excluded Asset; and

(g)use its commercially reasonable efforts to obtain any Consents and waivers of any Preference Rights applicable to the Assets.

Section 7.7Lease Payments.  Notwithstanding anything to the contrary in this Agreement, Seller shall be responsible for and timely pay all Advance Delay Rentals, delay rentals, option payments and other similar payments owed or due under the Leases prior to January 1, 2017, and, subject to any Title Defects, Buyer shall be responsible for all such payments owed or due under the Leases on or after January 1, 2017.

Section 7.8Capstone Leases.  Prior to Closing, Seller shall negotiate with Capstone and obtain amendments to the Capstone Leases, which such amendments (the “Capstone Amendments”) shall be in the form of Exhibit H.

Section 7.9Midstream Releases.  Seller shall use commercially reasonable efforts to obtain, prior to Closing, a release of all Assets from the Midstream Contracts (the “Midstream Releases”).

Section 7.10JV Termination Agreement.  At Closing, Seller shall deliver (a) a duly executed release and partial termination of that certain Joint Venture Agreement, dated March 13, 2012 (the “JV Agreement”), releasing the Assets being conveyed at Closing from the JV Agreement, and terminating in all respects the JV Agreement with respect to such Assets, in substantially the form attached hereto as Exhibit I, and (b) a memorandum of such termination to be filed in the applicable public records (such release and partial termination agreement and memorandum thereof, collectively, the “JV Termination Agreement”). In addition, each of the Parties hereby agrees that, effective as of the Closing Date, each of (i) other than as to the Excluded Assets, the terms and conditions of the JV Agreement, (ii) in the event that no Leases

US-DOCS\72990703.18

or Wells which are Excluded Assets are within the area covered by the applicable joint operating agreement, the terms and conditions of any joint operating agreement entered into, or deemed to have been entered into, pursuant to the terms of the JV Agreement, (iii) except as limited by (i)-(ii) hereinabove, any recording memorandum related to the JV Agreement or any joint operating agreements related thereto, and (iv) except as limited by (i)-(iii) hereinabove, any lien or security interest arising under the JV Agreement, any joint operating agreements related thereto or any recording memoranda thereof shall be fully and unconditionally terminated, waived and released in all respects and for all time, and shall no longer be of any force or effect, with respect to Buyer, any of its Affiliates or any of its or their respective assets.

Section 7.11Delivery and Maintenance of Records.  Seller shall deliver the Records to Buyer within ten (10) days following Closing.

Section 7.12Replacement of Bonds, Letters of Credit and Guarantees.  The Parties understand that none of the bonds, letters of credit and guarantees set forth on Schedule 5.27 posted by Sellers with any Governmental Body or third Person and relating to the Assets are to be transferred to Buyer.  On or before Closing, Buyer shall obtain, or cause to be obtained in the name of Buyer, replacements for such bonds, letters of credit and guarantees.  Buyer may also provide evidence that such replacements are not necessary as a result of existing bonds, letters of credit or guarantees that Buyer has previously posted.

Section 7.13Tax Matters.

(a)Seller shall retain responsibility for, and shall bear and pay, all Asset Taxes for (i) any period ending prior to the Effective Time, and (ii) the portion of any Straddle Period ending immediately prior to the Effective Time.  All Asset Taxes with respect to the ownership or operation of the Assets arising on or after the Effective Time (including all Straddle Period Asset Taxes not apportioned to Seller) shall be allocated to and borne by Buyer.  For purposes of allocation between the Parties of Asset Taxes that are payable with respect to Straddle Periods, the portion of any such Taxes that are attributable to the portion of the Straddle Period that ends immediately prior to the Effective Time shall (A) in the case of Taxes that are based upon or related to income or receipts or imposed on a transactional basis, be deemed equal to the amount that would be payable if the Tax year or period ended immediately prior to the Effective Time; and (B) in the case of other Taxes, be allocated pro rata per day between the period immediately prior to the Effective Time and the period beginning on the Effective Time.  For purposes of clause (A) of the preceding sentence, any exemption, deduction, credit or other item that is calculated on an annual basis shall be allocated pro rata per day between the period ending immediately prior to the Effective Time and the period beginning on the Effective Time.

US-DOCS\72990703.18

(b)To the extent the actual amount of an Asset Tax is not known at the time an adjustment is to be made with respect to such Asset Tax pursuant to Section 2.3, as applicable, the Parties shall utilize the most recent information available in estimating the amount of such Asset Tax for purposes of such adjustment. To the extent the actual amount of an Asset Tax (or the amount thereof paid or economically borne by a Party) is ultimately determined to be different than the amount (if any) that was taken into account in the Final Settlement Statement as finally determined pursuant to Section 2.3, timely payments will be made from one Party to the other to the extent necessary to cause each Party to bear the amount of such Asset Tax that is allocable to such Party under Section 7.13(a).

(c)Seller shall timely file any Tax Return with respect to Asset Taxes due on or before the Closing Date or that otherwise relates solely to periods before the Closing Date (a “Pre-Closing Tax Return”) and shall pay any Asset Taxes shown due and owing on such Pre-Closing Asset Tax Return, subject to Seller’s right of reimbursement for any Asset Taxes for which Buyer is responsible under Section 7.13(a).  From and after the Closing Date, Buyer shall timely file any Tax Returns with respect to Asset Taxes required to be filed after the Closing Date, including such Tax Returns for any Straddle Period that are due after the Closing Date (a “Post-Closing Tax Return”), and shall pay any Asset Taxes shown due and owing on such Post-Closing Tax Return, subject to Buyer’s right of reimbursement for any Asset Taxes for which Seller is responsible under Section 7.13(a).  Buyer shall file any Post-Closing Tax Return relating to a Straddle Period in a manner consistent with past practice. Within 15 days prior to filing, Buyer shall deliver to Seller a draft of any such Post-Closing Tax Return for Seller’s review and approval (which approval will not be unreasonably withheld or delayed).

(d)Buyer and Seller agree to furnish or cause to be furnished to the other, upon request, as promptly as practicable, such information and assistance relating to the Assets, including, without limitation, access to books and records and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, as is reasonably necessary for the filing of all Tax Returns by Buyer or Seller, the making of any election relating to Taxes, the preparation for any audit by any taxing authority and the prosecution or defense of any claim, suit or proceeding relating to any Tax.  Each of Buyer and Seller shall retain all books and records with respect to Taxes pertaining to the Assets for a period of at least seven (7) years following the Closing Date.

(e)Seller shall promptly notify Buyer in writing upon receipt by Seller of notice of any pending or threatened Tax audits or assessments relating to the income, properties or operations of Seller that reasonably may be expected to relate to or give rise to an Encumbrance on the Assets. Each of Buyer and Seller shall promptly notify the other in writing upon receipt of notice of any pending or threatened Tax audit or assessment challenging the Asset Allocation.

ARTICLE 8
CONDITIONS TO CLOSING

Section 8.1Conditions of Seller to Closing.  The obligation of Seller to consummate the transactions contemplated by this Agreement is subject, at the option of Seller, to the satisfaction on or prior to the Closing of each of the following conditions:

US-DOCS\72990703.18

(a)Representations.  The representations and warranties of Buyer set forth in Article 6 shall be true and correct in all material respects (other than representations and warranties that are already qualified as to materiality, which shall be true and correct in all respects) as of the date of this Agreement and as of Closing Date as though made on and as of the Closing Date (other than representations and warranties that refer to a specified date which need only be true and correct on and as of such specified date);

(b)Performance.  Buyer shall have performed and observed, in all material respects, all covenants and agreements to be performed or observed by it under this Agreement prior to or on the Closing Date;

(c)Pending Litigation.  No suit, action or other proceeding by an un-Affiliated third party (including any Governmental Body) seeking to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement shall be pending before any Governmental Body;

(d)Deliveries.  Buyer shall have delivered (or be ready, willing and able to deliver upon satisfaction of the conditions to closing set forth in Section 8.2) to Seller duly executed counterparts of the Assignment and the other documents and certificates to be delivered by Buyer under Section 9.3; and

(e)Payment.  Buyer shall have paid (or be ready, willing and able to pay upon satisfaction of the conditions to closing set forth in Section 8.2) the Closing Payment.

(f)Certain Title and Environmental Defects. The sum of (a) the aggregate of all Title Defect Amounts alleged by Buyer in any Title Defect Notice in connection with any South Area Assets, plus (b) the aggregate of all Environmental Defect Amounts alleged by Buyer in any Environmental Defect Notice in connection with any South Area Assets, plus any amounts for which the Consideration is reduced under Section 4.3 in connection with any South Area Assets, plus (c) the aggregate of all Title Defect Amounts related to all un-obtained Consents or exercised or un-expired Preference Rights that are treated as Title Defects pursuant to Section 3.2(b) in connection with any South Area Assets, minus (d) the aggregate of all Title Benefit Amounts alleged by Seller in any Title Benefit Notice in connection with any South Area Assets, shall, in the aggregate, be less than *** percent (***%) of the unadjusted Consideration.

Section 8.2Conditions of Buyer to Closing.  The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject, at the option of Buyer, to the satisfaction on or prior to the Closing of each of the following conditions:

(a)Representations.  The representations and warranties of Seller set forth in Article 5 shall be true and correct in all material respects (other than representations and warranties that are already qualified as to materiality, which shall be true and correct in all respects) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (other than representations and warranties that refer to a specified date which need only be true and correct on and as of such specified date);

US-DOCS\72990703.18

(b)Performance.  Seller shall have performed and observed, in all material respects, all covenants and agreements to be performed or observed by it under this Agreement prior to or on the Closing Date;

(c)Pending Litigation.  No suit, action or other proceeding by an un-Affiliated third party (including any Governmental Body) seeking to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement shall be pending before any Governmental Body; and

(d)Deliveries.  Seller shall have delivered (or be ready, willing and able to deliver upon satisfaction of the conditions to closing set forth in Section 8.1) to Buyer duly executed counterparts of the Assignment and the other documents and certificates to be delivered by Seller under Section 9.2.

(e)Capstone Lease Amendments.  Seller shall have delivered (or be ready, willing and able to deliver) to Buyer duly executed copies of the Capstone Amendments.

(f)Midstream Releases.  Seller shall have delivered (or be ready, willing and able to deliver) to Buyer duly executed copies of the Midstream Releases in form and substance acceptable to Buyer.

(g)JV Termination Agreement.  Seller shall have delivered (or be ready, willing and able to deliver) to Buyer duly executed copies of the JV Termination Agreement.

(h)Certain Title and Environmental Defects. The sum of (a) the aggregate of all Title Defect Amounts alleged by Buyer in any Title Defect Notice in connection with any South Area Assets, plus (b) the aggregate of all Environmental Defect Amounts alleged by Buyer in any Environmental Defect Notice in connection with any South Area Assets, plus any amounts for which the Consideration is reduced under Section 4.3 in connection with any South Area Assets, plus (c) the aggregate of all Title Defect Amounts related to all un-obtained Consents or exercised or un-expired Preference Rights that are treated as Title Defects pursuant to Section 3.2(b) in connection with any South Area Assets, minus (d) the aggregate of all Title Benefit Amounts alleged by Seller in any Title Benefit Notice in connection with any South Area Assets, shall, in the aggregate, be less than *** percent (***%) of the unadjusted Consideration.

ARTICLE 9
CLOSING

Section 9.1Time and Place of Closing.

(a)Consummation of this Agreement shall, unless otherwise agreed to in writing by Buyer and Seller, take place at the offices of Latham & Watkins LLP, 811 Main Street, Suite 3700, Houston, Texas 77002 at 10:00 a.m., Central Time (or, if mutually agreeable to the Parties, by mail, fax or other electronic means), on or before January 11, 2017, or such other time and place as agreed to in writing by Buyer and Seller, or if all conditions in Article 8 to be satisfied prior to the Closing have not yet been satisfied or waived, on the date that is six (6) Business Days after the date that such conditions have been satisfied or waived, subject to the rights of the Parties under Article 10 (the “Closing”).

US-DOCS\72990703.18

(b)The date on which the Closing occurs is herein referred to as the “Closing Date”.

(c)In the event that any Title Defect Properties have been excluded from the Closing pursuant to Section 3.4(c) due to a disputed or an uncured Title Defect and, as applicable, (i) Seller subsequently, but no later than the Title Defect Remedy Date, fully and completely cures or remedies all of such Title Defects, or (ii) the Title Defect Property is determined not to be subject to any disputed Title Defects pursuant to Section 3.4(e), then, in each case, Seller shall promptly convey to Buyer any excluded Title Defect Property for which all applicable Title Defects have been cured, remedied, or waived by Buyer in writing and Seller shall receive an additional upward adjustment to the Consideration in the Final Settlement Statement equal to the Allocated Value of such Asset(s).

(d)In the event that any Title Defect Properties have been excluded from the Closing pursuant to Section 3.4(c) due to a disputed or an uncured Title Defect and, as applicable, (A) Seller is unable to fully and completely cure or remedy the applicable Title Defects by the Title Defect Remedy Date, or (B) the Title Defect Property is determined to be subject to all or some portion of the Title Defects disputed pursuant to Section 3.4(e), then, in each case, Buyer shall select one of the remedies set forth in Section 3.4(c)(i) or (ii) for each such Title Defect Property and if (i) Buyer elects the option set forth in Section 3.4(c)(i) with respect to such Title Defect Property, Seller shall convey the Title Defect Property to Buyer pursuant to an instrument in the form of the Assignment and Seller shall receive an upward adjustment to the Consideration in the Final Settlement Statement equal to the Allocated Value of such Title Defect Property, minus the applicable Title Defect Amount, or (ii) Buyer elects the option set forth in Section 3.4(c)(ii) with respect to such Title Defect Property, such Title Defect Property shall remain an Excluded Asset.

(e)In the event that any Environmental Defect Properties have been excluded from the Closing pursuant to Section 4.3(b) due to a disputed Environmental Defect and the Environmental Defect Property is determined not to be subject to any Environmental Defects pursuant to Section 4.3(b), then Seller shall promptly convey to Buyer any such excluded Environmental Defect Property and Seller shall receive an additional upward adjustment to the Consideration in the Final Settlement Statement equal to the Allocated Value of such Asset(s).

(f)In the event that any Environmental Defect Properties have been excluded from the Closing pursuant to Section 4.3(b) due to a disputed Environmental Defect or Environmental Defect Amount, as applicable, and the Environmental Defect Property is determined to be subject to all or some portion of the Environmental Defects disputed pursuant to Section 4.3(b), then Buyer shall select one of the remedies set forth in Section 4.3(a)(i) or (ii) for each such Environmental Defect Property and if (i) Buyer elects the option set forth in Section 4.3(a)(i) with respect to such Environmental Defect Property, Seller shall convey the Environmental Defect Property to Buyer pursuant to an instrument in the form of the Assignment and Seller shall receive an upward adjustment to the Consideration in the Final Settlement Statement equal to the Allocated Value of such Environmental Defect Property, minus the applicable Environmental Defect Amount, and thereafter, subject to the right to seek indemnification under Section 11.1(a)(ii), Buyer shall be deemed to have assumed responsibility for all costs and expenses attributable to the remediation of the applicable Environmental Defect and all Liabilities (other than fines, penalties, damages awards and other similar amounts related to any

US-DOCS\72990703.18

Environmental Defect to the extent caused by Seller or any of its predecessors in interest or any Person on behalf of Seller or any such predecessor in interest) with respect thereto; or (ii) Buyer elects the option set forth in Section 4.3(a)(ii) with respect to such Environmental Defect Property, such Environmental Defect Property shall remain an Excluded Asset.  Notwithstanding anything contained in this Section 9.1(f) to the contrary, if the Environmental Defect Property is determined to have an Environmental Defect with an Environmental Defect Amount exceeding the Allocated Value of such Asset, then, unless the Parties agree otherwise in writing, Seller shall retain such Asset (in which case, such Asset shall be considered an Excluded Asset hereunder).

Section 9.2Obligations of Seller at Closing.  At the Closing, upon the terms and subject to the conditions of this Agreement, Seller shall deliver or cause to be delivered to Buyer, the following:

(a)the Assignment duly executed by Seller;

(b)a certificate, duly executed by an authorized corporate officer of Seller, dated as of the Closing, certifying on behalf of Seller that the conditions set forth in Sections 8.2(a) and 8.2(b) have been fulfilled;

(c)one (1) original executed statement described in Treasury Regulation §1.1445-2(b)(2) for Seller certifying that Seller is not a foreign person within the meaning of the Code;

(d)letters-in-lieu of division or transfer orders covering the Assets that are prepared and provided by Seller and reasonably satisfactory to Buyer to reflect the transactions contemplated hereby, duly executed by Seller;

(e)all governmental forms required to transfer record operatorship of the Assets to Buyer, duly executed by Seller;

(f)the Capstone Amendments, duly executed by Capstone and all applicable Seller parties;

(g)all required partial or full releases, surrenders or terminations of any Encumbrance (other than Permitted Encumbrances) against any of the Assets being conveyed at Closing;

(h)the JV Termination Agreement, duly executed by all applicable Seller parties;

(i)the Escrow Agreement duly executed by Rex and Buyer and the Escrow Agent;

(j)a full release and termination of the ACT Gas ORRI in recordable form reasonably satisfactory to Buyer;

(k)evidence, in a form reasonably satisfactory to the Buyer, of the release of any overriding royalty interest, royalty interest, net profits interest or other similar interests set forth on Schedule 5.23;

US-DOCS\72990703.18

(l)an access agreement duly executed by Seller, in a form reasonably agreed by the Parties, pursuant to which Seller will be permitted access, to the extent permitted under any applicable leases, on terms materially consistent with those set forth in Section 4.1, to the surface lands described on Exhibit J-1 and Exhibit J-2 to close and reclaim, in accordance with all applicable Laws, the Impoundment Site located upon such lands; and

(m)the Midstream Releases, duly executed by Seller and the applicable counterparty.

Section 9.3Obligations of Buyer at Closing.  At the Closing, upon the terms and subject to the conditions of this Agreement, Buyer shall deliver or cause to be delivered to Seller, the following:

(a)one or more wire transfers, the total of which shall equal the Closing Payment, less the Indemnity Holdback, in same-day funds and payable to and in such individual amounts as Seller directs in writing to Buyer;

(b)the Assignment duly executed by Buyer;

(c)a certificate, duly executed by an authorized corporate officer of Buyer, dated as of the Closing, certifying on behalf of Buyer that the conditions set forth in Sections 8.1(a) and 8.1(b) have been fulfilled;

(d)evidence of replacement bonds, guarantees, and letters of credit, pursuant to Section 7.12;

(e)letters-in-lieu of division or transfer orders covering the Assets that are prepared and provided by Seller and reasonably satisfactory to Buyer to reflect the transactions contemplated hereby, duly executed by Buyer;

(f)the Escrow Agreement duly executed by Rex and Buyer and the Escrow Agent;

(g)to the Escrow Agent, to the account(s) designated in the Escrow Agreement, by direct bank or wire transfer in same day funds, the Indemnity Holdback;

(h)an access agreement duly executed by Buyer, in a form reasonably agreed by the Parties, pursuant to which Seller will be permitted access, to the extent permitted under any applicable leases, on terms materially consistent with those set forth in Section 4.1, to the surface lands described on Exhibit J-[__] to close and reclaim, in accordance with all applicable Laws, the Impoundment Site located upon such lands; and

(i)to the extent Buyer is required to execute such forms, all governmental forms required to transfer record operatorship of the Assets to Buyer, duly executed by Buyer.

Section 9.4Closing Payment.

(a)Not later than five (5) days prior to the Closing Date, Seller shall prepare in good faith and deliver to Buyer, a preliminary settlement statement (the “Preliminary Settlement Statement”) calculating the adjusted Consideration after giving effect to all of the Consideration

US-DOCS\72990703.18

adjustments provided for in Section 2.3, Article 3 or otherwise in this Agreement.  Within three (3) days of receipt of the Preliminary Settlement Statement, Buyer will have the right, but not the obligation, to deliver to Seller a written report containing all changes that Buyer proposes to be made to the Preliminary Settlement Statement, if any, together with a brief explanation of such changes.  The estimated adjusted Consideration set forth in the Preliminary Settlement Statement as agreed upon by the Parties shall constitute the dollar amount to be paid by Buyer to Seller at the Closing (the “Closing Payment”); provided, that if the Parties cannot agree on an adjustment set forth in the Preliminary Settlement Statement prior to the Closing, then the amount set forth in the draft Preliminary Settlement Statement as presented by Seller will be used to determine the Closing Payment at Closing.

(b)As soon as reasonably practicable after the Closing but not later than seventy-five (75) days following the Closing Date, Seller shall prepare and deliver to Buyer a statement setting forth the final calculation of the adjusted Consideration, and showing the calculation of each adjustment, based, to the extent possible on actual credits, charges, receipts and other items before and after the Effective Time and taking into account all adjustments provided for in this Agreement, including (i) pursuant to Section 9.1(c) or Section 9.1(e), adjustments for any Title Defect Property or Environmental Defect Property that has been cured, remedied or determined not to be subject to any Title Defect or Environmental Defect between the Closing Date and the date the final settlement statement is delivered to Buyer, (ii) pursuant to Section 9.1(d)(i) or Section 9.1(f)(i), adjustments for any Title Defect Property or Environmental Defect Property that has not been cured or remedied between the Closing Date and the date the final settlement statement is delivered to Buyer, but which Buyer has elected to have Seller convey subject to an applicable upward adjustment in the Consideration (net of any downward adjustments in respect of any applicable Title Defect Amount or Environmental Defect Amount), and (iii) pursuant to Section 3.4(h), adjustments for any Title Benefit Amount owed to Seller for which no upward adjustment was made at the Closing.  Seller shall supply reasonable documentation available to support any credit, charge, receipt or other item.  As soon as reasonably practicable but not later than the thirtieth (30th) day following receipt of such statement under this Section 9.4(b), Buyer shall deliver to Seller a written report containing any changes that Buyer proposes be made to such statement.  Buyer may not later contest or submit to the Independent Expert any amounts or adjustments that were not contested in such written report, which amounts or adjustments so omitted from such written report Buyer will be deemed to have agreed.  If Buyer does not timely deliver such written report within such 30-day period, Buyer shall be deemed to agree with the adjustments set forth in such statement.  The Parties shall undertake to agree on the final statement of the adjusted Consideration no later than one hundred and twenty (120) days after the Closing Date (such final statement as agreed or determined in accordance with this Section 9.4(b), the “Final Settlement Statement”).  In the event that the Parties cannot agree on the adjusted Consideration within one hundred and twenty (120) days after the Closing Date, the specific disputed items will be automatically referred to an independent expert of the Parties’ choosing with at least ten (10) years of oil and gas accounting experience for arbitration (the “Independent Expert”).  If the Parties are unable to agree upon an Independent Expert within ten (10) days after written notice of a proposed Independent Expert is delivered by a Party to the other Party, then such Independent Expert shall be selected by any Federal District Court or State District Court Judge in Columbus, Ohio.  The Independent Expert shall conduct the arbitration proceedings in Columbus, Ohio in accordance with the Commercial Arbitration Rules of the American Arbitration Association, to the extent such rules do not conflict with the terms of this

US-DOCS\72990703.18

Section 9.4(b).  The Independent Expert’s determination shall be made within thirty (30) days after submission of the matters in dispute and shall be final and binding on both Parties, without right of appeal; provided, that disputes relating to any Title Defects, cures thereof, Title Defect Amounts, Environmental Defects, cures thereof or Environmental Defects Amounts shall be resolved in accordance with Section 3.4(e) and Section 4.3(b).  In determining the proper amount of any adjustment to the Consideration, the Independent Expert shall not increase the Consideration more than the increase proposed by Seller nor decrease the Consideration more than the decrease proposed by Buyer, as applicable.  The Independent Expert shall act as an expert for the limited purpose of determining the specific disputed matters submitted by any Party and may not award damages or penalties to any Party with respect to any matter.  Seller and Buyer shall each bear its own legal fees and other costs of presenting its case and indemnify and hold harmless the other Party with respect thereto. The Independent Expert shall also clearly state which Party’s position that the Independent Expert found more persuasive in its decision making process, and the other Party shall bear 100% of the costs and expenses of the Independent Expert.  Within ten (10) days after the date on which the Parties agree (or are deemed to agree) on the Final Settlement Statement or the Independent Expert finally determines the disputed matters, as applicable, (i) Buyer shall pay to Seller the amount by which the adjusted Consideration exceeds the Closing Payment or (ii) Seller shall pay to Buyer the amount by which the Closing Payment exceeds the adjusted Consideration, as applicable.

(c)All payments made or to be made hereunder to Seller shall be by electronic transfer of immediately available funds to one or more bank(s) and account(s) specified by Seller in writing to Buyer, and all payments made or to be made hereunder to Buyer shall be by electronic transfer of immediately available funds to one or more bank(s) and account(s) specified by Buyer in writing to Seller.

ARTICLE 10
TERMINATION

Section 10.1Termination.  This Agreement and the transactions contemplated herein may be terminated if the Closing has not occurred on or before February 10, 2017 (the “Outside Date”):  (a) by the mutual prior written consent of Seller and Buyer; (b) by Buyer, if Seller has materially breached this Agreement and such breach causes any of the conditions set forth in Section 8.2 (other than any such condition that is to be performed or observed at the Closing) not to be satisfied; (c) by Seller, if Buyer has materially breached this Agreement and such breach causes any of the conditions set forth in Section 8.1 (other than any such condition that is to be performed or observed at the Closing) not to be satisfied; or (d) by either Party, upon the occurrence of the Outside Date, provided that, in each case of clause (b), (c) or (d), such terminating Party’s is not at such time in material breach of its representations, warranties or covenants contained in this Agreement.

Section 10.2Effect of Termination.

(a)Upon termination of this Agreement pursuant to Section 10.1, this Agreement shall become void and of no further force or effect (except for the provisions of Sections 5.5, 6.5, 7.1(b), 7.3, 10.2, and Article 12 of this Agreement, and such defined terms set forth in Appendix A required in order to give effect to such preceding sections, all of which defined terms shall

US-DOCS\72990703.18

continue in full force and effect) and following such termination, Seller shall be free immediately to enjoy all rights of ownership of the Assets and to sell, transfer, encumber or otherwise dispose of the Assets to any Person without any restriction under this Agreement.

(b)If Seller is entitled to terminate this Agreement pursuant to Section 10.1(c) because of (i) the failure of Buyer to close in the instance where, as of the Outside Date, (A) all of the conditions in Section 8.2 (excluding conditions that, by their terms, cannot be satisfied until the Closing) have been satisfied by Seller (or waived by Buyer in writing), (B) Seller is ready, willing and able to perform its obligations under Section 9.2, and (C) Buyer nevertheless elects not to close, or (ii) the Willful Breach by Buyer of this Agreement, then, in either such event, Seller shall be entitled to terminate this Agreement pursuant to Section 10.1(c) and obtain from Buyer an amount equal to *** percent (***%) of the Consideration, as liquidated damages, and not as a penalty, for such termination. The  Parties agree that the foregoing described liquidated damages are reasonable considering all of the circumstances existing as of the date of this Agreement and constitute the Parties’ good faith estimate of the actual damages reasonably expected to result from such termination of this Agreement by Seller.  Seller agrees that, to the fullest extent permitted by Law, Seller’s rights set forth in this Section 10.2(b) shall be the sole and exclusive remedies of Seller (other than with respect to those provisions that survive termination pursuant to Section 10.2(a)) if the Closing does not occur as a result of the termination of this Agreement pursuant to Section 10.1(c).

(c)If Buyer is entitled to terminate this Agreement pursuant to Section 10.1(b) because of (i) the Willful Breach by Seller of this Agreement, or (ii) the failure of Seller to close in the instance where, as of the Outside Date, (A) all of the conditions in Section 8.1 (excluding conditions that, by their terms, cannot be satisfied until the Closing) have been satisfied by Buyer (or waived by Seller in writing), (B) Buyer is ready, willing and able to perform its obligations under Section 9.3, and (C) Seller nevertheless elects not to close, then, in either such event, Buyer shall be entitled to, at its option, (1) obtain specific performance of this Agreement in lieu of termination and recover all actual, direct damages incurred by Buyer in connection with enforcing such specific performance or (2) terminate this Agreement pursuant to Section 10.1(b), as applicable, and seek all damages or other remedies available to Buyer at Law or in equity. Nothing herein shall be construed to prohibit Buyer from first seeking specific performance, but thereafter terminating this Agreement and seeking damages or other remedies as provided above in lieu of fully prosecuting its claim for specific performance. Each Party acknowledges that the remedies at Law of Buyer for a breach or threatened breach of this Agreement by Seller as contemplated pursuant to this Section 10.2(c) may be inadequate and, in recognition of this fact, Buyer, without posting any bond or the necessity or proving the inadequacy as a remedy of monetary damages, and in addition to all other remedies that may be available, shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy that may then be available.

(d)If this Agreement is terminated for any reason other than as set forth in Section 10.2(b) or Section 10.2(c), then, except as expressly set forth herein, the Parties shall have no liability or obligation hereunder as a result of such termination.

US-DOCS\72990703.18

ARTICLE 11
INDEMNIFICATION, DISCLAIMERS AND WAIVERS

Section 11.1Indemnification.  Effective as of the Closing,

(a)Subject to Section 11.8, Seller hereby indemnifies, defends, saves, releases and holds harmless Buyer, its Affiliates and each of their respective present and future directors, officers, managers, equity owners, partners, employees, representatives, attorneys, consultants and agents (collectively, the “Buyer Indemnified Persons”), from and against any Liability arising from or associated with:

(i)the ownership, operation, or use of the Assets to the extent that such Liabilities arose prior to the Closing Date or are related to any event, occurrence, matter or circumstance that occurred prior to the Closing Date, including (A) any Environmental Liabilities associated therewith, or any other Environmental Condition of the Assets, and (B) the mispayment or non-payment of royalties, overriding royalties, net profits interests and other burdens on production, in each case, attributable to the Assets and accruing prior to the Closing Date (collectively, “Retained Obligations”);

(ii)the breach by Seller of any representation, warranty or covenant contained in this Agreement or in the Assignment or made in any certificate given pursuant to this Agreement; and

(iii)the Excluded Assets and the Excluded Liabilities.

(b)Subject to Section 11.1(a), Buyer hereby indemnifies, defends, saves, releases and holds harmless the Seller Indemnified Persons, from and against any Liability arising from or associated with

(i)the breach by Buyer of any representation, warranty or covenant contained in this Agreement or in the Assignment or made in any certificate given pursuant to this Agreement; and

(ii)the Assumed Obligations.

Section 11.2Limitations.

(a)Notwithstanding anything in this Agreement to the contrary, the representations and warranties set forth in (i) Sections 5.6 through 5.13 (Litigation; Compliance with Laws; Governmental Authorizations; Preference Rights and Consents; Leasehold Rights; Surface Restrictions; Payment of Royalties and Rentals; and Material Contracts), Sections 5.15 through 5.19 (Hydrocarbon Sales; Wells; Payout Status; Imbalances; and Insurance), Section 5.21 (Environmental) and Sections 5.23 through 5.26 (Granting of ORRIs; Outstanding Capital Commitments; Drilling Obligation; and Condemnation) shall terminate twelve (12) months after the Closing Date, (ii) Section 5.14 (Taxes and Expenses) and Section 5.20 (Foreign Person) shall survive until the expiration of the applicable statute of limitations plus sixty (60) days and (iii) Sections 5.1 through 5.5 (Existence and Qualification; Power; Authorization and Enforceability; No Conflicts; and Liability for Brokers’ Fees) and Section 5.22 (Bankruptcy) shall survive the

US-DOCS\72990703.18

Closing Date forever (subject to any applicable statutes of limitations and any extensions or waivers thereof).  The covenants and agreements of the Parties to this Agreement that are required to be performed prior to the Closing, other than the covenants and agreements contained in Section 7.13, shall terminate twelve (12) months after the Closing Date. The covenants of the Parties to this Agreement that are required to be performed after the Closing shall survive until they are performed. The covenants and agreements contained in Section 7.13 shall survive until the expiration of the applicable statute of limitations plus sixty (60) days.  Claims for breaches of representations and warranties set forth in Sections 5.6 through 5.13 (Litigation; Compliance with Laws; Governmental Authorizations; Preference Rights and Consents; Leasehold Rights; Surface Restrictions; Payment of Royalties and Rentals; and Material Contracts), Sections 5.15 through 5.19 (Hydrocarbon Sales; Wells; Payout Status; Imbalances; and Insurance), Section 5.21 (Environmental) and Sections 5.23 through 5.26 (Granting of ORRIs; Outstanding Capital Commitments; Drilling Obligation; and Condemnation) with respect to which Buyer has delivered to Seller Representative written notice on or prior to twelve (12) months (or with respect to Section 5.14 (Taxes and Expenses) or Section 5.20 (Foreign Person)), on or prior to the expiration of the applicable statute of limitations plus 60 days) after the Closing Date shall survive the termination of the underlying representation and warranties as if said termination had not occurred. Claims for indemnification under Section 11.1(a)(i), Sections 11.1(a)(iii) and 11.1(b)(ii) shall survive indefinitely.  Notwithstanding anything in this Agreement to the contrary, all Claims against any Seller party shall survive the termination of the underlying representation and warranties as if said termination had not occurred to the extent that Buyer has timely provided the Seller Representative notice pursuant to Section 11.4 and such underlying representation or warranty would otherwise have expired during the Exclusive Indemnity Period or any similar period in Section 11.4(g).

(b)Neither Seller, on the one hand, nor Buyer, on the other hand, shall have any liability for any indemnification under this Agreement unless the aggregate amount of all Liabilities for which Seller or Buyer, as applicable, are liable under this Agreement exceeds $*** and then only to the extent such damages or costs exceed $***; provided that (w) Seller’s indemnities under Sections 11.1(a)(i) and (iii), (x) Seller’s indemnities in Section 11.1(a)(ii) for breaches of Articles 2 and 9, (y) Seller’s indemnities under Section 11.1(a)(ii) for breaches of any of the representations in Sections 5.1 through 5.5 (Existence and Qualification; Power; Authorization and Enforceability; No Conflicts; and Liability for Brokers’ Fees), Section 5.14 (Taxes and Expenses), Section 5.20 (Foreign Person) and Section 5.22 (Bankruptcy), (z) Seller’s indemnities under Section 11.1(a)(ii) for breaches of the covenants and agreements contained in Section 7.13 (Taxes), (ww) Buyer’s indemnities under Section 11.1(b)(i) for breaches of the covenants and agreements contained in Section 7.13 (Taxes), (xx) Buyer’s indemnities under Section 11.(b)(ii), (yy) Buyer’s indemnities in Section 11.1(b)(i) for breaches of Articles 2 and 9, and (zz) Buyer’s indemnities under Section 11.1(b)(i) for breaches of any of the representations in Sections 6.1 through 6.5 (Existence and Qualification; Power; Authorization and Enforceability; No Conflicts; and Liability for Brokers’ Fees), shall not be limited by this Section 11.2(b).  For purposes of determining whether there has been a breach of any Party’s representations and warranties for which the other Party is entitled to indemnification under this Article 11, any dollar or materiality qualifiers in such representations or warranties shall be disregarded.

US-DOCS\72990703.18

(c)Notwithstanding anything to the contrary contained in this Agreement, neither Seller, on the one hand, nor Buyer, on the other hand, shall be required to indemnify the other Party for aggregate Liabilities under Sections 11.1(a)(ii) or 11.1(b)(i) in excess of an amount equal to *** percent (***%) of the Consideration; provided that (w) Seller’s indemnities under Sections 11.1(a)(i) and (iii), (x) Seller’s indemnities in Section 11.1(a)(ii) for breaches of Articles 2 and 9, (y) Seller’s indemnities under Section 11.1(a)(ii) for breaches of any of the representations in Sections 5.1 through 5.5 (Existence and Qualification; Power; Authorization and Enforceability; No Conflicts; and Liability for Brokers’ Fees), Section 5.14 (Taxes and Expenses), Section 5.20 (Foreign Person) and Section 5.22 (Bankruptcy), (z) Seller’s indemnities under Section 11.1(a)(ii) for breaches of the covenants and agreements contained in Section 7.13 (Taxes), (ww) Buyer’s indemnities under Section 11.1(b)(i) for breaches of the covenants and agreements contained in Section 7.13 (Taxes), (xx) Buyer’s indemnities under Section 11.1(b)(ii), (yy) Buyer’s indemnities in Section 11.1(b)(i) for breaches of Articles 2 and 9, and (zz) Buyer’s indemnities under Section 11.1(b)(i) for breaches of any of the representations in Sections 6.1 through 6.5 (Existence and Qualification; Power; Authorization and Enforceability; No Conflicts; and Liability for Brokers’ Fees), shall not be limited by this Section 11.2(c).

(d)Notwithstanding anything to the contrary contained in this Agreement or the special warranty of title in the Assignment, from and after Closing, this Article 11 contains the Parties’ exclusive remedies against each other with respect to breaches of the representations, warranties, covenants, and agreements of the Parties contained in this Agreement.  In the event the Closing occurs, then except for (a) the remedies contained in this Article 11 or the special warranty of title in the Assignment, (b) the remedies available at Law or in equity in connection with any other document delivered by a Party in connection with the consummation of the transactions contemplated hereby, (c) any remedies provided for in Section 3.4(c)(iii), Section 3.4(e), Section 4.3(a)(iii), Section 4.3(a)(iv), Section 4.3(b), and/or Section 9.4(b) and (d) fraud, from and after Closing, Seller and Buyer each releases, remises, and forever discharges the other and its Affiliates and all such Persons’ stockholders, members, partners, officers, directors, employees, agents, advisors, and representatives from any and all Liabilities in Law or in equity, known or unknown, which such parties might now or subsequently may have, based on, relating to, or arising out of this Agreement, the ownership, use, or operation of the Assets prior to the Closing, or the condition, quality, status, or nature of the Assets prior to the Closing, including rights to contribution under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, breaches of statutory or implied warranties, nuisance or other tort actions, rights to punitive damages, common law rights of contribution, and rights under insurance maintained by Seller or any of its Affiliates.

Section 11.3Express Negligence.  EXCEPT AS OTHERWISE PROVIDED IN ARTICLE 11, THE INDEMNIFICATION, RELEASE, WAIVER AND LIMITATION OF LIABILITY PROVISIONS PROVIDED FOR IN THIS AGREEMENT SHALL BE APPLICABLE WHETHER OR NOT THE LIABILITIES, LOSSES, COSTS, EXPENSES AND DAMAGES IN QUESTION AROSE OR RESULTED SOLELY OR IN PART FROM THE GROSS, SOLE, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OR VIOLATION OF LAW OF OR BY ANY INDEMNIFIED PARTY.  BUYER AND SELLER ACKNOWLEDGE THAT THIS STATEMENT COMPLIES WITH THE EXPRESS NEGLIGENCE RULE AND IS CONSPICUOUS.

US-DOCS\72990703.18

Section 11.4Indemnification Actions.

Subject to Section 11.8, all claims for indemnification under Section 11.1 shall be asserted and resolved as follows:

(a)For purposes of this Article 11, the term “Indemnifying Party” shall mean the Party having an obligation to indemnify another Party pursuant to the terms of this Agreement.  The term “Indemnified Party” shall mean the Party having the right to be indemnified by another Party pursuant to the terms of this Agreement.

(b)To make a claim for indemnification under Section 11.1, and/or any other Article (or part thereof) expressly stating that it controls over the terms of this Article 11, an Indemnified Party shall notify the Indemnifying Party in writing of its claim under this Section 11.4, including the specific details of and specific basis under this Agreement for its claim (the “Indemnity Claim Notice”) provided, that if a Seller party is the Indemnifying Party, Buyer shall deliver its Indemnity Claim Notice to each indemnifying Seller directly.  In the event that the claim for indemnification is based upon a claim by a third party against the Indemnified Party (a “Third Party Claim”), the Indemnified Party shall provide its Indemnity Claim Notice promptly after the Indemnified Party has actual knowledge of the Liability for which it seeks indemnification and shall enclose a copy of all papers (if any) served with respect to the Liability; provided that the failure of any Indemnified Party to give such notice of a Liability as provided in this Section 11.4 shall not relieve the Indemnifying Party of its obligations under Section 11.1 except to the extent that the delay in giving such notice prejudices the Indemnifying Party’s ability to defend against the Liability and then only to the extent of the incremental increases in damages as a result of such delay.  In the event a claim for indemnification is based upon an inaccuracy or breach of a representation, warranty, covenant or agreement under this Agreement, the Indemnity Claim Notice shall specify the representation, warranty, covenant or agreement which was inaccurate or breached.

(c)In the case of a claim for indemnification based upon a Third Party Claim, the Indemnifying Party shall have thirty (30) days from its receipt of the Indemnity Claim Notice to notify the Indemnified Party whether it admits or denies its liability to defend the Indemnified Party against the relevant Liability at the sole cost and expense of the Indemnifying Party.  The Indemnified Party is authorized, prior to and during such 30-day period, to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party and that is not prejudicial to the Indemnifying Party.

(d)If the Indemnifying Party admits its liability to indemnify the Indemnified Party with respect to a Third Party Claim, it shall have the right and obligation to diligently defend, at its sole cost and expense, the Third Party Claim.  The Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement thereof, provided, however, that the Indemnifying Party shall consult with the Indemnified Party when selecting legal counsel in connection with such defense and shall obtain the Indemnified Party’s prior written consent prior to engaging any such legal counsel.  If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate in contesting any Liability which the Indemnifying Party elects to contest.  Subject to Section 11.4(e), the Indemnified Party may (at its sole cost and expense) participate in, but not control, any defense or settlement of any

US-DOCS\72990703.18

Liability controlled by the Indemnifying Party pursuant to this Section 11.4(d).  An Indemnifying Party shall not, without the written consent of the Indemnified Party, (i) settle any Liability or consent to the entry of any judgment with respect thereto which does not include an unconditional written release of the Indemnified Party from all liability in respect of such Liability, or (ii) settle any Liability or consent to the entry of any judgment with respect thereto in any manner that may materially adversely affect the Indemnified Party (other than as a result of money damages covered by the indemnity for which the Indemnifying Party is responsible and pays).

(e)If no applicable Indemnifying Party admits its liability to indemnify the Indemnified Party with respect to a Third Party Claim or an Indemnifying Party admits its liability but each Indemnifying Party fails to diligently defend, prosecute or settle the Liability, then the Indemnified Party shall have the right to defend against the Liability at the sole cost and expense of the Indemnifying Party, with counsel of the Indemnified Party’s choosing, subject to the right of the Indemnifying Party to admit its liability and assume and diligently defend the Indemnified Party with respect to the Liability at any time prior to settlement or final determination thereof.  If the Indemnifying Party has not yet admitted its liability for a Liability with respect to a Third Party Claim, the Indemnified Party shall send written notice to the Indemnifying Party of any proposed settlement and the Indemnifying Party shall have the option for ten (10) Business Days following receipt of such notice to (i) admit in writing its liability to indemnify the Indemnified Party from and against the Liability and consent to such settlement, (ii) if liability is so admitted, reject, in its reasonable judgment, the proposed settlement or (iii) deny liability.  Any failure to respond to such notice by the Indemnifying Party shall be deemed to be an election under subsection (i) above.

(f)In the case of a claim for indemnification not based upon a Third Party Claim, the Indemnifying Party shall have thirty (30) days from its receipt of the Indemnity Claim Notice to (i) cure the Liabilities complained of, (ii) admit its liability to indemnify for and bear all expenses associated with such Liability or (iii) dispute the claim for such Liabilities.  If the Indemnifying Party does not notify the Indemnified Party within such 30-day period that it has cured the Liabilities, or that it disputes the claim for such Liabilities, the amount of such Liabilities shall conclusively be deemed a liability of the Indemnifying Party hereunder.

(g)***

Section 11.5Tax Characterization of Indemnification Payments.  Any indemnity payment made under this Agreement shall be treated for all Tax purposes as an adjustment to the Consideration unless otherwise required by applicable Law.

Section 11.6Disclaimers.

(a)EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN ARTICLE 5 OF THIS AGREEMENT, OR CONFIRMED IN THE CERTIFICATE OF SELLER TO BE DELIVERED PURSUANT TO SECTION 9.2(b) AND EXCEPT FOR THE SPECIAL WARRANTY OF TITLE SET FORTH IN THE ASSIGNMENT, (I) SELLER MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS, STATUTORY OR IMPLIED, AND (II) SELLER EXPRESSLY DISCLAIMS ALL

US-DOCS\72990703.18

LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, STATEMENT OR INFORMATION MADE OR COMMUNICATED (ORALLY OR IN WRITING) TO BUYER OR ANY OF ITS AFFILIATES, EMPLOYEES, AGENTS, CONSULTANTS OR REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION, PROJECTION OR ADVICE THAT MAY HAVE BEEN PROVIDED TO BUYER BY ANY OFFICER, DIRECTOR, EMPLOYEE, AGENT, CONSULTANT, REPRESENTATIVE OR ADVISOR OF SELLER OR ANY OF ITS AFFILIATES).

(b)EXCEPT AS EXPRESSLY REPRESENTED OTHERWISE IN ARTICLE 5 OF THIS AGREEMENT, OR CONFIRMED IN THE CERTIFICATE OF SELLER TO BE DELIVERED PURSUANT TO SECTION 9.2(b) AND THE SPECIAL WARRANTY OF TITLE IN THE ASSIGNMENT AND WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, SELLER EXPRESSLY DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, AS TO (I) TITLE TO ANY OF THE ASSETS, (II) THE CONTENTS, CHARACTER OR NATURE OF ANY DESCRIPTIVE MEMORANDUM, OR ANY REPORT OF ANY PETROLEUM ENGINEERING CONSULTANT, OR ANY GEOLOGICAL OR SEISMIC DATA OR INTERPRETATION, RELATING TO THE ASSETS, (III) THE QUANTITY, QUALITY OR RECOVERABILITY OF HYDROCARBONS IN OR FROM THE LEASEHOLD RIGHTS, (IV) ANY ESTIMATES OF THE VALUE OF THE LEASEHOLD RIGHTS OR FUTURE REVENUES GENERATED BY THE LEASEHOLD RIGHTS, (V) THE PRODUCTION OF HYDROCARBONS FROM THE LEASEHOLD RIGHTS, (VI) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN OR MARKETABILITY OF THE ASSETS, (VII) THE CONTENT, CHARACTER OR NATURE OF ANY DESCRIPTIVE MEMORANDUM, REPORTS, BROCHURES, CHARTS OR STATEMENTS PREPARED BY THIRD PARTIES, (VIII) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE OR COMMUNICATED TO BUYER OR ITS AFFILIATES, OR ITS OR THEIR EMPLOYEES, AGENTS, CONSULTANTS, REPRESENTATIVES OR ADVISORS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DISCUSSION OR PRESENTATION RELATING THERETO, AND FURTHER DISCLAIM ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS OF ANY EQUIPMENT, IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES HERETO THAT BUYER SHALL BE DEEMED TO BE OBTAINING THE ASSETS IN THEIR PRESENT STATUS, CONDITION AND STATE OF REPAIR, “AS IS” AND “WHERE IS” WITH ALL FAULTS AND THAT BUYER HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS AS BUYER DEEMS APPROPRIATE, OR (IX) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM PATENT OR TRADEMARK INFRINGEMENT.

Section 11.7Indemnity Holdback.

(a)On the Closing Date, Buyer shall deliver to an account (the “Escrow Account”) with Wells Fargo Bank, National Association, or such other financial institution that is mutually agreed upon by the Parties if Wells Fargo Bank, National Association is unwilling to serve (the

US-DOCS\72990703.18

“Escrow Agent”), the sum of Five Million Dollars ($5,000,000) (the “Indemnity Holdback”), from the funds owed to Rex at Closing, to be held, invested, and disbursed in accordance with the terms of this Agreement and an escrow agreement dated as of the Closing among Rex, Buyer, and Escrow Agent in the form of Exhibit K attached hereto or as otherwise to be mutually agreed by Rex and Buyer (the “Escrow Agreement”), for the purpose of partially securing the satisfaction and discharge of indemnity claims of any Buyer Indemnified Party against any Seller Indemnified Party, jointly and severally, under this Agreement and special warranty claims of Buyer under the Assignment.  For the avoidance of doubt, the Indemnity Holdback represents a deduction from, and is not in addition to, the Purchase Price paid by Buyer to Seller on the Closing Date.  The Indemnity Holdback shall be governed by the provisions of this Section 11.7 and the Escrow Agreement.  Buyer and Rex shall each be responsible for one half of the fees and expenses of the Escrow Agent for serving as Escrow Agent pursuant to the Escrow Agreement.

(b)With respect to each claim for indemnification asserted by any Buyer Indemnified Party against any Seller Indemnified Party pursuant to Article 11 or special warranty claim pursuant to the Assignment during the period from and after the Closing Date up to the date that is the twelve (12) month anniversary of the Closing Date (the “Holdback Period,” provided, that if any such indemnity claims pursuant to Article 11 or any such special warranty under the Assignment have been validly submitted by Buyer but have not been finally resolved upon the date that is the twelve (12) month anniversary of the Closing Date, then the Holdback Period shall extend until the final resolution of all such indemnity and/or warranty claims and all monies, including any interest thereon, shall remain part of the Escrow Account until the resolution of all such indemnity and/or warranty claims), upon final resolution or determination of such an indemnity or warranty claim in favor of the Buyer by the Parties in accordance with the terms of this Agreement, Buyer and Rex shall jointly instruct the Escrow Agent to disburse to Buyer the amount set forth in such joint instruction, which will be that portion of the Indemnity Holdback being held in the Escrow Account as would satisfy such finally resolved or determined indemnity or warranty claim.  If, upon the resolution or determination of any such indemnity or warranty claim, Buyer and Rex fail to deliver a joint written instruction to the Escrow Agent in accordance with the foregoing sentence, then the Escrow Agent shall, upon delivery by Buyer or Rex to the Escrow Agent of a written court order from a court of competent jurisdiction requiring payment of amounts from the Escrow Account, pay to Buyer the amounts set forth in such court order.

(c)Buyer and Rex shall jointly instruct the Escrow Agent to release to Rex any amounts then remaining in the Escrow Account on the first Business Day after the expiration of the Holdback Period. If, upon the expiration of the Holdback Period, Buyer and Rex fail to deliver a joint written instruction to the Escrow Agent in accordance with the foregoing sentence, then the Escrow Agent shall, upon delivery by Rex to the Escrow Agent of a written court order from a court of competent jurisdiction requiring payment of amounts from the Escrow Account, pay to Rex the remaining amounts held in the Escrow Account or as otherwise directed in such court order after the final resolutions and satisfaction of all then outstanding claims resolved in favor of any Buyer Indemnified Party for indemnification under Article 11 or under the special warranty set forth in the Assignment.

US-DOCS\72990703.18

Section 11.8***

ARTICLE 12
MISCELLANEOUS

Section 12.1Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original instrument, but all such counterparts together shall constitute but one agreement.

Section 12.2Notice.  All notices which are required or may be given pursuant to this Agreement shall be sufficient in all respects if given in writing and delivered personally, by facsimile or by registered or certified mail, postage prepaid, as follows:

If to Buyer:	Antero Resources Corporation 1615 Wynkoop Street Denver, Colorado 80202 Attention: *** Fax: ***
With a copy to:	Antero Resources Corporation 1615 Wynkoop Street Denver, Colorado 80202 Attention: *** Fax: ***
If to Seller:	R.E. Gas Development, LLC 366 Walker Drive State College, PA 16801 Attn: *** Facsimile: ***
With a copy to:	R.E. Gas Development, LLC 366 Walker Drive State College, PA 16801 Attn: *** Facsimile: *** MFC Drilling, Inc. 46281 U.S. Rt. 36 P.O. Box 715 Coshocton, OH 43812 Attn: *** Facsimile: ***

ABARTA Oil & Gas Co., Inc. 200 Alpha Drive Pittsburgh, PA 15238 Attn: *** Facsimile: ***

US-DOCS\72990703.18

Either Party may change its address for notice purposes by giving notice to the other Party in the manner set forth above.  All notices shall be deemed to have been duly given at the time of receipt by the Party to which such notice is addressed, if received during normal business hours, or on the next Business Day, if received outside of normal business hours.

Section 12.3Expenses.  All expenses incurred by Seller in connection with or related to the authorization, preparation or execution of this Agreement and the Appendices, Exhibits and Schedules hereto and thereto, and all other matters related to the Closing, including all fees and expenses of counsel, accountants and financial advisers employed by Seller, shall be borne solely and entirely by Seller, and all such expenses incurred by Buyer shall be borne solely and entirely by Buyer.

Section 12.4Liability for Transfer Taxes.  All Transfer Taxes shall be borne equally by Buyer and Seller.

Section 12.5Governing Law and Venue.  THIS AGREEMENT AND THE LEGAL RELATIONS BETWEEN THE PARTIES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS OTHERWISE APPLICABLE TO SUCH DETERMINATIONS, except to the extent that the Laws of the State of Ohio require application of Ohio Law with respect to property situated in Ohio. The venue for any action brought under this Agreement shall be Houston, Texas.  EACH OF SELLER AND BUYER WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.

Section 12.6Captions.  The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

Section 12.7Waivers.  Any failure by any Party to comply with any of its obligations, agreements or conditions herein contained may be waived in writing, but not in any other manner, by the Party to whom such compliance is owed. No waiver of, or consent to a change in, any of the provisions of this Agreement shall be deemed or shall constitute a waiver of, or consent to a change in, other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

Section 12.8Assignment.  Except as set forth in Section 12.18, no Party shall assign all or any part of this Agreement, nor shall any Party assign or delegate any of its rights or duties hereunder, without the prior written consent of the other Party, such consent to be withheld for any reason, and any assignment or delegation made without such consent shall be void.  Notwithstanding the preceding, Buyer may assign this Agreement prior to the Closing to any Affiliate without the prior written consent of Seller; provided, however, that Buyer shall remain liable for the obligations of its assignee.

US-DOCS\72990703.18

Section 12.9Entire Agreement.  This Agreement and the Appendices, Exhibits and Schedules attached hereto, and the documents to be executed hereunder constitute the entire agreement between the Parties pertaining to the subject matter hereof, and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties pertaining to the subject matter hereof.

Section 12.10Amendment.

(a)This Agreement may be amended or modified only by an agreement in writing executed by both Parties.

(b)No waiver of any right under this Agreement shall be binding unless executed in writing by the Party to be bound thereby.

Section 12.11No Third-Party Beneficiaries.  Nothing in this Agreement shall entitle any Person other than Buyer and Seller, and the Buyer Indemnified Persons and the Seller Indemnified Persons to the extent provided herein, to any claims, remedy or right of any kind.

Section 12.12References.  In this Agreement:

(a)References to any gender include a reference to all other genders;

(b)References to the singular include the plural, and vice versa;

(c)Reference to any Article or Section means an Article or Section of this Agreement;

(d)Reference to any Appendix, Exhibit or Schedule means an Appendix, Exhibit or Schedule to this Agreement, all of which are incorporated into and made a part of this Agreement;

(e)Unless expressly provided to the contrary, “hereunder”, “hereof”, “herein” and words of similar import are references to this Agreement as a whole and not any particular Section or other provision of this Agreement;

(f)“Include” and “including” shall mean include or including without limiting the generality of the description preceding such term;

(g)The terms “Dollars” and “$” means U.S. dollars, the lawful currency of the U.S.

Section 12.13Construction.  Buyer is a Party capable of making such investigation, inspection, review and evaluation of the Assets as a prudent Buyer would deem appropriate under the circumstances including with respect to all matters relating to the Assets, their value, operation and suitability. Each of Seller and Buyer has had substantial input into the drafting and preparation of this Agreement and has had the opportunity to exercise business discretion in relation to the negotiation of the details of the transactions contemplated hereby. This Agreement is the result of arm’s-length negotiations from equal bargaining positions.  In the event of a

US-DOCS\72990703.18

dispute over the meaning or application of this Agreement, it shall be construed fairly and reasonably and neither more strongly for nor against either Party.

Section 12.14Limitation on Damages.  Notwithstanding any other provision contained elsewhere in this Agreement to the contrary, the Parties acknowledge that this Agreement does not authorize one Party to sue for or collect from the other Party its own punitive damages, or its own consequential or indirect damages (except for lost profits that are actual damages) in connection with this Agreement, the other documents executed in connection herewith or the transactions contemplated hereby or thereby and each Party expressly waives for itself and on behalf of its Affiliates, any and all claims it may have against the other Party for its own such damages in connection with this Agreement, the other documents executed in connection herewith and the transactions contemplated hereby and thereby.

Section 12.15Conspicuousness.  The Parties agree that provisions in this Agreement in “ALL CAPITAL” and/or “bold” type satisfy any requirements of the “express negligence rule” and any other requirements at law or in equity that provisions be conspicuously marked or highlighted.

Section 12.16Severability.  If any term or other provision of this Agreement is held invalid, illegal or incapable of being enforced under any rule of law, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in a materially adverse manner with respect to either Party.

Section 12.17Time of Essence.  Time is of the essence in this Agreement.  If the date specified in this Agreement for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such notice or taking such action (and the expiration date of such period during which notice is required to be given or action taken) shall be the next day which is a Business Day.

Section 12.18Like-Kind Exchange.  Notwithstanding anything else in this Agreement, Buyer shall have the right to structure the transactions contemplated under the terms of this Agreement as a Like-Kind Exchange, provided that Seller shall not be obligated to incur any delay or any additional expense or obligation in the purchase of the Assets if such delay, costs or obligations are the result of a Like-Kind Exchange.  Notwithstanding any other provisions of this Agreement, in connection with effectuating a Like-Kind Exchange, Buyer shall have the right, at or prior to the Closing Date, to assign all or a portion of its rights under this Agreement (the “Assigned Rights”) to a “qualified intermediary” (as that term is defined in Section 1.1031(k)-1(g)(4) of the Treasury Regulations) or to an “Exchange Accommodation Titleholder” (as that term is defined in U.S. Revenue Procedure 2000-37) reasonably acceptable to Seller.  In the event Buyer assigns the Assigned Rights to a “qualified intermediary” pursuant to this Section 12.18, then Buyer agrees to notify Seller in writing of such assignment reasonably in advance of the Closing Date.  In addition, should Buyer choose to effectuate a Like-Kind Exchange, if Buyer assigns its rights under this Agreement for this purpose, Seller agrees to: (i) consent to Buyer’s assignment of its rights in this Agreement; (ii) accept the Consideration from the qualified escrow or qualified trust account at Closing; and (iii) at Closing, convey and assign

US-DOCS\72990703.18

directly to Buyer the Assets upon satisfaction of the other conditions to Closing and other terms and conditions hereof.  The Parties hereby acknowledge and agree that any assignment of this Agreement pursuant to this Section 12.18 shall not release a Party from, or modify, any of its respective liabilities and obligations (including indemnity obligations to each other) under this Agreement.

Section 12.19Confidentiality. Without prejudice to the Parties’ obligations and rights under Section 7.3(a), Seller shall keep the Records (excluding, for the avoidance of doubt, the Excluded Records) and all information and data relating to this Agreement and the transactions contemplated hereby, strictly confidential in accordance with the terms of that certain Confidentiality Agreement among the Parties dated as of October 14, 2016 (the “CA”), and Seller shall be bound by and subject to, for a period of one year following the Closing, the confidentiality obligations under the CA as if such Party was a “Recipient” as such term is defined the CA.

Section 12.20Seller Representative.  In order to facilitate the consummation of the transactions contemplated hereby by Seller and to evidence the Seller Representative’s authority to act on behalf of Seller, each of ABARTA, MFC and Rex, hereby irrevocably authorizes the Seller Representative, jointly and each one individually, on behalf of Seller, to provide all notices on behalf of Seller, to make all decisions that are to be made by Seller or the Seller Representative on behalf of Seller under this Agreement (including  all  decisions  with  respect to Title Defects and Environmental Defects), to exercise or waive any rights of Seller under this Agreement and to take all other actions to be taken by Seller under this Agreement.  Any action or inaction of the Seller Representative under or pursuant to this Agreement shall be binding upon Seller (jointly and individually) as if performed by such Seller, and, thus, whenever any Seller is authorized, empowered or directed to exercise any right, take any action (including executing and delivering documents) or inaction or make any decision or determination under or pursuant to this Agreement, such right, action, inaction, decision or determination (a) may be taken and accomplished by the Seller Representative and (b) shall not require the consent or approval of any other Seller.  Buyer shall have the right to deal exclusively with the Seller Representative as the agent and representative of Seller with respect to all matters arising under or relating to this Agreement.  Buyer may rely upon any action taken by the Seller Representative on behalf of Seller under this Agreement.  Without limiting the generality of the foregoing, the Seller Representative may (i) receive and/or give all written notices, instructions and other communications hereunder, (ii) grant waivers and consents to Buyer in connection with this Agreement and the transactions contemplated by this Agreement, (iii) make any decision or determination needed by Seller or the  Seller Representative on behalf of Seller under this Agreement and (iv) execute and deliver any document required to be executed and delivered by a Seller under this Agreement on such Seller’s behalf.  The Seller Representative shall have no liability to the other Sellers for decisions or determinations made by it or any actions taken by it or not taken by it on behalf of Sellers as permitted pursuant to this Section 12.20.  Notwithstanding the foregoing, nothing in this Section 12.20 shall relieve any Seller from any obligation it may have under this Agreement, and each Seller shall be required to take each affirmative action as to which such Seller has an obligation hereunder.  All provisions in this Agreement expressly requiring any actions, decisions, consents or determinations by the Seller Representative are to be made by the Seller Representative on behalf of Seller.

[Signatures Begin on the Following Page]

US-DOCS\72990703.18

IN WITNESS WHEREOF, this Agreement has been signed by each of the Parties hereto on the date first above written.

BUYER:

ANTERO RESOURCES CORPORATION

By:	/s/ Alvyn A. Schopp
Alvyn A. Schopp
Regional Senior Vice President and
Chief Administrative Officer

Signature Page to

Purchase and Sale Agreement

US-DOCS\72990703.18

SELLERS:

R.E. GAS DEVELOPMENT, LLC

By:	/s/ Thomas C. Stabley
Name:	Thomas C. Stabley
Title:	Chief Executive Officer

MFC DRILLING, INC.

By:	/s/ James S. Aslanides
Name:	James S. Aslanides
Title:	President

ABARTA OIL & GAS CO., INC.

By:	/s/James A. Taylor
Name:	James A. Taylor
Title:	President

US-DOCS\72990703.18

APPENDIX A
DEFINITIONS

“ABARTA” has the meaning set forth in the introductory paragraph.

“ACT Gas ORRI” means that overriding royalty interest in favor of ACT Gas, LLC burdening the Working Interest of ABARTA in the Assets, to the extent arising under instruments set forth on Schedule 5.23.

“Actions” has the meaning set forth in Section 5.6.

“Advance Delay Rentals” means bonus payments, deferred bonus payments, option payments, delay rentals or other similar payments that operate as consideration for or to extend the Primary Term of any Lease.

“Affiliates” with respect to any Person, means any Person that directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, another Person.  The term “control” and its derivatives with respect to any Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the introductory paragraph.

“Allocated Value” has the meaning set forth in Section 2.2.

“Assessment” has the meaning set forth in Section 4.1.

“Asset Allocation” has the meaning set forth in Section 2.2.

“Asset Taxes” means all ad valorem, property, excise, severance, production or similar Taxes (including any interest, fine, penalty or additions to Tax imposed by a Governmental Authority in connection with such Taxes) based upon operation or ownership of the Assets or the production of Hydrocarbons therefrom but excluding, for the avoidance of doubt, (a) income, capital gains, franchise Taxes and similar Taxes, and (b) Transfer Taxes.

“Assets” has the meaning set forth in Section 1.2.

“Assigned Rights” has the meaning set forth in Section 12.18.

“Assignment” means the Assignment and Bill of Sale in the form attached hereto as Exhibit F.

“Assumed Obligations” means, except to the extent any of the following are Retained Obligations, the obligation by Buyer to timely fulfill, perform, pay and discharge (or cause to be timely fulfilled, performed, paid or discharged) all of the obligations and liabilities of Sellers and their Affiliates, in each case, arising after the Closing, known or unknown, with respect to the following:  (a) obligations to pay funds held in suspense by Sellers for which Buyer received

Disclosure Schedules

1

US-DOCS\72990703.18

credit at Closing pursuant to Section 2.3(k); (b) obligations to plug the Wells as described on Exhibit B, and to pay for or conduct the restoration or remediation of the Assets, on- or off-site ground water, surface water or soil in accordance with applicable agreements and Laws, including any obligations to pay for or perform the assessment, remediation, removal or disposal of NORM, asbestos, mercury, polychlorinated biphenyls, drilling fluids and chemicals, produced waters and Hydrocarbons, other Liabilities arising under or relating to Environmental Laws or Environmental Conditions with respect to the Assets; (c) the mispayment or non-payment of royalties, overriding royalties, net profits interests and other burdens on production, in each case, attributable to the Assets and accruing after the Closing Date; and (d) all other obligations and Liabilities with respect to those Assets conveyed under this Agreement to Buyer or to the ownership, use, operation or other disposition thereof for periods from and after the Closing Date.

“Business Day” means each calendar day except Saturdays, Sundays, and federal holidays.

“Buyer” has the meaning set forth in the introductory paragraph.

“Buyer Indemnified Persons” has the meaning set forth in Section 11.1(a).

“CA” has the meaning set forth in Section 12.19.

“Capstone” means Capstone Holding Company, an Ohio corporation, and its permitted successors and assigns.

“Capstone Amendments” has the meaning set forth in Section 7.8.

“Capstone Leases” means all oil and gas leases (including any amendments, ratifications, addendums or supplements thereto) between Capstone and Seller, including those certain Oil and Gas Lease between Capstone and MFC, dated June 22, 2007, of record in Guernsey, Belmont and Noble Counties respectively, (the “2007 Leases”) and that certain Oil and Gas Lease between Capstone and MFC, dated March 31, 2012 (the “2012 Lease”).

“Casualty Loss” has the meaning set forth in Section 3.5(a).

“Closing” has the meaning set forth in Section 9.1(a).

“Closing Date” has the meaning set forth in Section 9.1(b).

“Closing Payment” has the meaning set forth in Section 9.4(a).

“Coal Defect” means any circumstances concerning an interest in coal (a “Coal Interest”), where (1)(a) the Coal Interest is a subject of an existing coal permit, a pending coal permit application, or a mining plan, or where other circumstances indicate that the Coal Interest may be part of a current or future mining operation, or (b) other circumstances exist that will materially affect the ability of the Lessee to develop the Hydrocarbons attributable to such Lease; and (2) there is not a coal disturbance agreement or similar agreement between the lessee under such Lease and the owner and/or operator of the Coal Interest that waives any such limitations.

Disclosure Schedules

2

US-DOCS\72990703.18

“Code” means the Internal Revenue Code of 1986, as amended, together with all regulations promulgated thereunder.

“Consent Requirement” has the meaning set forth in Section 3.6(b).

“Consents” has the meaning set forth in Section 5.9(b).

“Consideration” has the meaning set forth in Section 2.1.

“Contracts” has the meaning set forth in Section 1.2(d).

“COPAS” has the meaning set forth in Section 1.3(b).

“Cure Period” has the meaning set forth in Section 3.4(b).

“Defect Claim Date” has the meaning set forth in Section 3.4(a).

“Defensible Title” has the meaning set forth in Section 3.2(a).

“Effective Time” has the meaning set forth in Section 1.3(a).

“Encumbrance” means any charge, claim, community or other marital property interest, condition, obligation, equitable interest, lien, option, pledge, security interest, mortgage, right of way, easement, encroachment, servitude, right of first option, right of first refusal or similar restriction, including any restriction on use, voting (in the case of any security or equity interest), transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental Arbitrator” has the meaning set forth in Section 4.3(b).

“Environmental Condition” means (a) a condition with respect to the air, soil, subsurface, surface waters, ground waters and/or sediments that causes any Leasehold Right (or Seller) not to be in compliance with any Environmental Law or (b) the existence with respect to any Leasehold Right, or the operation thereof, of any environmental pollution, contamination, degradation, damage or injury or for which remedial or corrective action is presently required (or if known, would be presently required) under Environmental Laws.

“Environmental Consultant” has the meaning set forth in Section 4.1.

“Environmental Defect” has the meaning set forth in Section 4.2.

“Environmental Defect Amount” has the meaning set forth in Section 4.2.

“Environmental Defect Notice” has the meaning set forth in Section 4.2.

“Environmental Defect Property” has the meaning set forth in Section 4.2.

“Environmental Laws” means, all applicable federal, state and local Laws, including common law, relating to the protection of the public health, safety, welfare and the environment, including, without limitation, those Laws relating to the storage, handling, and use of chemicals

Disclosure Schedules

3

US-DOCS\72990703.18

and other Hazardous Substances, those relating to the generation, processing, treatment, storage, transportation, disposal or other management thereof including, as the same may have been amended, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. § 1471 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 through 2629; the Oil Pollution Act, 33 U.S.C. § 2701 et seq.; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11001 et seq.; the Safe Drinking Water Act, 42 U.S.C. §§ 300f through 300j; the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. § 136 et seq.; the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq.; the Atomic Energy Act, 42 U.S.C. § 2011 et seq.; and all applicable related Law, whether local, state, territorial, or national, of any Governmental Body having jurisdiction over the property in question addressing pollution or protection of human health, safety, natural resources or the environment and all regulations implementing the foregoing.

“Environmental Liabilities” means any and all environmental response costs (including costs of remediation), damages, natural resource damages, settlements, consulting fees, expenses, penalties, fines, orphan share, prejudgment and post-judgment interest, court costs, attorneys’ fees, and other liabilities incurred or imposed (a) pursuant to any order, notice of responsibility, directive (including requirements embodied in Environmental Laws), injunction, judgment or similar act (including settlements) by any Governmental Body or court of competent jurisdiction to the extent arising out of any violation of, or remedial obligation under, any Environmental Laws which are attributable to the ownership or operation of the Assets prior to Closing or (b) pursuant to any claim or cause of action by a Governmental Body or other Person for personal injury, property damage, damage to natural resources, remediation or response costs to the extent arising out of any violation of, or any remediation obligation under, any Environmental Laws which is attributable to the ownership or operation of the Assets prior to Closing.

“Equipment” has the meaning set forth in Section 1.2(f).

“Escrow Account” has the meaning set forth in Section 11.7(a).

“Escrow Agent” has the meaning set forth in Section 11.7(a).

“Escrow Agreement” has the meaning set forth in Section 11.7(a).

Disclosure Schedules

4

US-DOCS\72990703.18

“Excluded Assets” means any and all assets of any kind or nature of Seller other than the Assets, any assets otherwise identified as Excluded Assets pursuant to the terms hereof, and any Assets described on Exhibit J (the Excluded Assets described in item #4 of Exhibit J being referred to collectively as the “Impoundment Sites”).  The Excluded Assets shall include any overriding royalty interests that Seller may own in the Leases; provided, however, that (a) the retention of such overriding royalty interests by Seller shall not diminish or otherwise effect Buyer’s right to make a claim for a Title Defect to the extent any such overriding royalty interest individually or in the aggregate (with all other burdens on or measured by production) reduces the Net Revenue Interest with respect to any Leasehold Right below the Net Revenue Interest set forth on Exhibit A or Exhibit B, as applicable, and (b) such burdens arise from an agreement, reservation or conveyance existing and filed of record in the applicable county records prior to the Effective Time.

“Excluded Liabilities” means (a) any and all Seller Taxes, and (b) all matters set forth on Schedule 5.6, Schedule 5.7, Schedule 5.8 or Schedule 5.21, (c) all Liabilities arising in connection with (i) property damage, personal injury, illness or death, to the extent arising from or attributable to, the use, ownership or operation of the Assets prior to the Closing Date, (ii) Hazardous Substances related or attributable to the Assets that, prior to the Closing Date, were disposed of off-site, (iii) the payment of proceeds or other amounts owed to Working Interest, royalty, overriding royalty and other interest owners relating to the Properties (including any operational or regulatory reporting), and attributable to the period of time prior to the Closing Date, including any mispayments or allegations of mispayments of such proceeds or amounts attributable to the period of time prior to the Closing Date, (iv) fines, penalties and other similar obligations levied by any Governmental Authority with respect to the condition, ownership, use or operation of the Assets prior to the Closing Date, (v) any Liabilities under any Contracts with any Affiliate of Seller, (vi) Seller’s or its Affiliates’ employees with respect to the employment relationship between Seller or its Affiliates and such employees or with respect to employee benefit plans of Seller or its Affiliates; (vii) the gross negligence or willful misconduct of Seller or any of its Affiliates with respect to the ownership or operation of the Assets prior to the Closing Date; (viii) any Liabilities under or arising pursuant to or in connection with the JV Agreement; and (ix) any Liabilities arising pursuant to or otherwise related to the ownership, operation, construction, excavation or permitting (or lack thereof) of the Impoundment Sites.

“Excluded Records” means (i) all corporate, financial, income and franchise Tax and legal records of Seller that relate to Seller’s business generally, (ii) any records to the extent disclosure or transfer is restricted by any Third Party agreement (provided that Seller uses its commercially reasonable efforts to obtain a waiver of any such restrictions, as applicable) (iii) all legal records and legal files of Seller and all other work product of and attorney-client communications with any of Seller’s legal counsel (other than copies of (a) title opinions, (b) Contracts and (c) records and files with respect to any previous litigation matters relating to the Assets), (iv) personnel records, (v) records relating to the sale of the Assets, including bids received from and records of negotiations with Third Parties and (vii) any records to the extent pertaining to the Excluded Assets, except, in each case, to the extent any of the foregoing relate to any Assumed Obligation.

“Exclusive Indemnity Period” has the meaning set forth in Section 11.4(d).

Disclosure Schedules

5

US-DOCS\72990703.18

“Execution Date” means the date on which the Parties have executed this Agreement as set forth in the first paragraph hereof.

“Extension Defect” has the meaning set forth in Section 3.2(a)(viii).

“Final Settlement Date” has the meaning set forth in Section 3.6(b).

“Final Settlement Statement” has the meaning set forth in Section 9.4(b).

“GAAP” means United States generally accepted accounting principles, as consistently applied by Seller in accordance with past practices.

“Governmental Authorizations” has the meaning set forth in Section 5.8.

“Governmental Body” or “Governmental Bodies” means any federal, state, local, municipal, tribal or other government; any governmental, regulatory or administrative agency, commission, body or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power; and any court or governmental tribunal.

“Hazardous Substances” means any pollutants, contaminants, toxics or hazardous or extremely hazardous substances, materials, wastes, constituents, compounds or chemicals that are regulated by, or may form the basis of liability under, any Environmental Laws.

“Holdback Period” has the meaning set forth in Section 11.7(b).

“Hydrocarbons” means oil, gas, condensate and other gaseous and liquid hydrocarbons or any combination thereof and sulphur extracted from hydrocarbons.

“Imbalance” means any over-production, under-production, over-delivery, under-delivery or similar imbalance of Hydrocarbons produced from or allocated to the Assets, regardless of whether such imbalance arises from or is allocated at the platform, wellhead, pipeline, gathering system, transportation system, processing plant or other location.

“Impoundment Sites” has the meaning set forth in in the definition of Excluded Assets.

“Indemnified Party” has the meaning set forth in Section 11.4(a).

“Indemnifying Party” has the meaning set forth in Section 11.4(a).

“Indemnity Claim Notice” has the meaning set forth in Section 11.4(b).

“Indemnity Holdback” has the meaning set forth in Section 11.7(a).

“Independent Expert” has the meaning set forth in Section 9.4(b).

“Initial Net Mineral Acres” has the meaning set forth in Section 2.1.

“JV Agreement” has the meaning set forth in Section 7.10.

Disclosure Schedules

6

US-DOCS\72990703.18

“JV Termination Agreement” has the meaning set forth in Section 7.10.

“Lands” has the meaning set forth in Section 1.2(a).

“Laws” means all statutes, laws, rules, regulations, ordinances, decree, orders, writ injunction and codes of Governmental Bodies.

“Leasehold Rights” has the meaning set forth in Section 1.2(a).

“Leases” has the meaning set forth in Section 1.2(a).

“Liability” means any and all claims, causes of actions, payments, charges, judgments, assessments, liabilities, losses, damages, penalties, fines or costs and expenses, including any attorneys’ fees, legal or other expenses incurred in connection therewith and including liabilities, costs, losses and damages for personal injury or death or property damage matured or unmatured, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, known or unknown, including any of the foregoing arising under, out of or in connection with any Action, any order or consent decree of any Governmental Body, any award of any arbitrator, any Law, or any contract, commitment or undertaking.

“Like-Kind Exchange” shall mean a simultaneous or deferred (forward or reverse) exchange allowed pursuant to Section 1031 of the Code and the Treasury Regulations promulgated thereunder or any applicable state or local tax Laws.

“Material Adverse Effect” means with respect to Seller, any events, results, occurrences, conditions or circumstances that, individually or in the aggregate (whether foreseeable or not and whether covered by insurance or not), results or would be reasonably likely to result in a material adverse effect on (a) the ownership or operation of the Assets, or (b) the ability of Seller to consummate the Closing and perform its obligations hereunder; provided, however, that “Material Adverse Effect” shall not include (a) any effect resulting from entering into this Agreement or the announcement of the transactions contemplated by this Agreement; (b) any effect resulting from changes in general market, economic, financial or political conditions or any outbreak of hostilities or war; (c) any effect that affects the Hydrocarbon exploration, production, development, processing, gathering and/or transportation industry generally (including changes in commodity prices or general market prices in the Hydrocarbon exploration, production, development, processing, gathering and/or transportation industry generally); and (d) any effect resulting from a change in Laws or regulatory policies.

“Material Contracts” has the meaning set forth in Section 5.13.

“MFC” has the meaning set forth in the introductory paragraph.

“Midstream Contracts” has the meaning set forth in Section 5.28.

“Midstream Releases” has the meaning set forth in Section 7.9.

“Net Mineral Acres” means, as computed separately with respect to each Lease or tract comprising a group of Leases, (a) the number of gross acres in the lands covered by such Lease

Disclosure Schedules

7

US-DOCS\72990703.18

or tract, multiplied by (b) the undivided percentage interest in oil, gas and other minerals covered by such Lease or tract in such lands, multiplied by (c) Seller’s Working Interest in such Lease or tract, provided that if items (b) and/or (c) vary as to different areas of such lands (including depths) covered by such Lease or tract, a separate calculation shall be done for each such area as if it were a separate Lease or tract.  For avoidance of doubt, the term Net Mineral Acres for any Lease or tract shall include all depths with respect to the lands covered by such Lease or tract.

“Net Revenue Interest” has the meaning set forth in Section 3.2(a)(i).

“NORM” means naturally occurring radioactive material.

“Outside Date” has the meaning set forth in Section 10.1.

“Party” and “Parties” have the meaning set forth in the introductory paragraph.

“Permitted Encumbrances” has the meaning set forth in Section 3.3.

“Person” means any individual, firm, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, Governmental Body or any other entity.

“Phase II Assessment” or “Phase II” has the meaning set forth in Section 4.1.

“Policies” has the meaning set forth in Section 5.19.

“Post-Closing Tax Return” shall have the meaning set forth in Section 7.13(c).

“Pre-closing Period” has the meaning set forth in Section 7.5.

“Pre-Closing Tax Return” shall have the meaning set forth in Section 7.13(c).

“Preference Right” means any right or agreement that enables any Person to purchase or acquire any Lease or Asset or any interest therein or portion thereof as a result of or in connection with (a) the sale, assignment or other transfer of any Asset or any interest therein or portion thereof or (b) the execution or delivery of this Agreement or the Assignment or the consummation or performance of the terms and conditions contemplated by this Agreement or the Assignment.

“Preliminary Settlement Statement” has the meaning set forth in Section 9.4(a).

“Primary Term” means, with respect to a Lease, the fixed period of time specified in the habendum clause of such Lease, including any extended primary term which is allowed for under the Lease and which has been exercised and paid for in full by Seller, during which the Lease can be kept alive by the payment of rentals (including Advance Delay Rentals) even though there is no production in paying quantities by virtue of drilling operations or other operations as provided in such Lease; provided that for purposes hereof, the Primary Term shall not include any periods for which payments (including Advance Delay Rentals) have not been made as of the date hereof.

Disclosure Schedules

8

US-DOCS\72990703.18

“Property” has the meaning set forth in Section 1.2(c).

“Property Costs” has the meaning set forth in Section 1.3(c).

“Records” has the meaning set forth in Section 1.2(j).

“Representatives” has the meaning set forth in Section 7.3(b).

“Retained Obligations” has the meaning set forth in Section 11.1(a)(i).

“Rex” has the meaning set forth in the introductory paragraph.

“Seller” has the meaning set forth in the introductory paragraph.

“Seller Indemnified Persons” has the meaning set forth in Section 7.1(b).

“Seller’s Knowledge” or “Knowledge of Seller” means the actual knowledge of any of the individuals set forth on Appendix B after reasonable inquiry of Persons knowledgeable regarding the matter to which such fact, circumstance or condition relates.

“Seller Representative” shall be Rex.

“Seller Taxes” means any Liability of Seller, or otherwise imposed on the Assets, in respect of any Tax, including without limitation (i) any Liability of Seller for the Taxes of any other Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise, and (ii) any Transfer Taxes, but excluding any Asset Taxes to the extent specifically allocated to Buyer pursuant to Sections 7.13 and 12.4.

“Solvent” has the meaning set forth in Section 5.22.

“South Area Assets” means any Assets located in the geographic area described in Exhibit G.

“Straddle Period” shall mean any Tax period beginning before and ending after the Effective Time.

“Surface Rights” has the meaning set forth in Section 1.2(e).

“Tax” or “Taxes” means any and all taxes, assessments, fees, unclaimed property and escheat obligations, and other governmental charges imposed by any Governmental Body, including, without limitation, all federal, state, local and foreign income, profits, gross receipts, goods and services, net proceeds, alternative or add-on minimum, ad valorem, real property (including assessments, fees or other charges imposed by any Governmental Body that are based on the use or ownership of real property), personal property (tangible and intangible), value added, turnover, sales, use, environmental, stamp, documentary, leasing, lease, user, excise, duty, franchise, capital, transfer, registration, license, withholding, social security (or similar), unemployment, disability, payroll, employment, fuel, excess or windfall profits, occupational,

Disclosure Schedules

9

US-DOCS\72990703.18

premium, severance, production, estimated, or other similar charge of any kind whatsoever, together with any interests, penalties, additions to tax, fines or other additional amounts imposed thereon or related thereto, whether disputed or not, including any liability of or for the payment of any amounts of the foregoing type as a transferee or successor, as a result of being or having been a member of a consolidated, combined or unitary group, by operation of Law or otherwise, or pursuant to any obligation to indemnify any other Person.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third Party” means any Person other than a Party to this Agreement or an Affiliate of a Party to this Agreement.

“Third Party Claim” has the meaning set forth in Section 11.4(b).

“Title Arbitrator” has the meaning set forth in Section 3.4(e).

“Title Benefit” means any right, circumstance or condition that operates to (a) increase Seller’s Net Revenue Interest for any Lease or Well such that the actual Net Revenue Interest for such Lease or Well, as applicable, is greater than the Net Revenue Interest shown in Exhibit A or Exhibit B, as applicable, or such Lease or Well, without causing a greater than proportionate increase in Seller’s Working Interest above that shown Exhibit A or Exhibit B, as applicable, or such Lease or Well, or (b) increase the Net Mineral Acres with respect to any Lease to an amount greater than the Net Mineral Acres shown in Exhibit A for such Lease.

“Title Benefit Amount” has the meaning set forth in Section 3.4(f).

“Title Benefit Notice” has the meaning set forth in Section 3.4(f).

“Title Benefit Property” has the meaning set forth in Section 3.4(f).

“Title Defect” has the meaning set forth in Section 3.2(b).

“Title Defect Amount” has the meaning set forth in Section 3.4(d).

“Title Defect Notice” has the meaning set forth in Section 3.4(a).

“Title Defect Property” has the meaning set forth in Section 3.4(a).

“Title Defect Remedy Date” means on or before 7:00 a.m. (Mountain Time) on the date that is 60 days after the Closing Date.

“Transfer Requirement” means any consent, approval, authorization or permit of, or filing with or notification to, any Person which is required to be obtained, made or complied with for or in connection with any sale, assignment or transfer of any Lease or Leasehold Right or any interest therein, other than any consent of, notice to, filing with, or other action by Governmental Bodies in connection with the sale or conveyance of oil and/or gas leases or interests therein, if

Disclosure Schedules

10

US-DOCS\72990703.18

they are not required prior to the assignment of such oil and/or gas leases, or interests or they are customarily obtained subsequent to the sale or conveyance (including consents from state agencies).

“Transfer Taxes” shall mean all transfer, documentary, sales, use, gross receipts, stamp, registration, value-added, recording, escrow and other similar Taxes and fees (including all applicable real estate transfer or real estate gains Taxes) incurred in connection with the transactions contemplated by the Agreement.

“Treasury Regulations” means the regulations promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code.  All references herein to sections of the Treasury Regulations shall include any corresponding provision or provisions of amended, succeeding, similar, substitute, proposed, or final Treasury Regulations.

“Units” has the meaning set forth in Section 1.2(c).

“Utica/Point Pleasant Formation” means the geological formations which include the stratigraphic equivalent of the formations found in the compensated neutron/gamma ray log dated January 14-15, 1986 of the Thomas Zechman #1 well (API # 34-067-20737), in Moorefield Township, Harrison County, Ohio, with the top being 600 feet above the Top of the Trenton Limestone Formation, as encountered at a measured depth of 7,242’ subsurface (the top of the Trenton Limestone Formation being encountered at 7,842’ subsurface), down to 200 feet below the Top of the Trenton Limestone Formation as encountered at a measured depth of 8,042’ subsurface (the top of the Trenton Limestone Formation being encountered at 7,842’ subsurface).

“Wells” has the meaning set forth in Section 1.2(b).

“Willful Breach” shall mean, with respect to any Party, that such Party knowingly does one or more of the following:  (a) such Party willfully and intentionally breaches in any material respect (by refusing to perform or taking an action prohibited) any material pre-Closing covenant, obligation or agreement applicable to such Party, or (b) such Party willfully and intentionally causes any of its representations or warranties under this Agreement to not be true and correct in all material respects as of the Closing Date.  For clarity, if a Party is obligated hereunder to use its commercially reasonable efforts to perform an action or to achieve a result, the failure to use such commercially reasonable efforts would constitute a willful and intentional breach of this Agreement.

“Working Interest” with respect to any Leasehold Right, shall mean the interest in and to such Leasehold Right that is burdened with the obligation to bear and pay costs and expenses of maintenance, development and operations on or in connection with such Leasehold Right, but without regard to the effect of any royalties, overriding royalties, production payments, net profits interests and other similar burdens upon, measured by or payable out of production therefrom.

Disclosure Schedules

11

US-DOCS\72990703.18